AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED MARCH 8, 2024

Miso Robotics, Inc.

680 East Colorado Blvd, Suite 330

Pasadena, CA 91101

up to

5,030,181 shares of Common Stock, plus up to 503,018 bonus shares, for an aggregate of 5,553,199 shares

Common Stock	Price to Public		Underwriting Discounts and Commissions**	Proceeds to Company Before Expenses
Per Share	$4.97	*	$0.22	$4.75
Price Per Share Plus Investor Fee***	5.04		0.23	4.82
Total Maximum	$25,374,999.56		$1,801,874.98	$23,573,124.58

The minimum investment in this offering is $1,003.94, or 202 shares of Common Stock plus a 1.5% Transaction Fee.

(1)	*The company is offering up to 5,030,181 shares of Common Stock to investors, plus up to 503,018 additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular), for an aggregate of 5,553,199 shares, see “Plan of Distribution”.

(2)	**The Company has engaged DealMaker Securities LLC, a FINRA/SIPC registered broker-dealer (“Broker”) and its affiliates, to provide broker-dealer services in connection with this Offering, but not for underwriting or placement agent services. The Company has agreed to pay Broker and its affiliates a monthly fee of $10,000 up to a maximum of $60,000, a 4.5% commission on the aggregate amount raised by the Company from investors in the Offering, and up to $600,000 in fees for supplementary marketing services. The cash commissions and other fees in aggregate shall not exceed a maximum compensation limit for this offering of seven and one-tenth percent (7.10%) or $1,801,874.98 See “Plan of Distribution” for more details.

(3)	***Investors will be required to pay a Transaction Fee to the Company at the time of the subscription to help offset transaction costs equal to 1.5% of the subscription price per Share (the “Transaction Fee”). The Broker and its affiliates will receive compensation on this fee. See “Plan of Distribution” for more details.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur. The Proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act) covering the Common Stock or five years after the execution of this Subscription Agreement.

Investors will be required to subscribe to the Offering via the platform managed by DealMaker Securities, and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. There are no fees associated with the use of the Novation Solutions, Inc. platform.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering. All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and DealMaker Securities, LLC. Once investor subscriptions are accepted by the Company and by DealMaker Securities, LLC funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately [___].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Being an Emerging Growth Company.”

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company,” “Miso,”, “we,” “our” and “us” refer to Miso Robotics, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Miso Robotics Company Overview

Miso develops leading-edge artificial intelligence (“AI”) and AI-driven robots that assist cooks in making food at restaurants, focusing particularly on the quick serve restaurant market. The Company believes that it:

•	Marries AI capabilities and market momentum to power its food technology innovation;

•	Automates some of the least desirable, most repetitive, and most dangerous tasks in commercial kitchens;

•	Frees up labor to be redeployed into functions that bring restaurant operators more value; and

•	Assists with labor redeployment so that restaurant operators can support higher wages and better career growth for kitchen employees.

Miso considers its best and most impactful work to sit at the intersection of technology and humanity.

The Company was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware, and then changed its name to Miso Robotics, Inc. on October 3, 2016. Located just a few miles from its roots at Caltech, it is headquartered in Pasadena, California.

In 2016, Miso helped create today’s food automation industry when it launched the first AI-powered, burger-flipping robot named “Flippy.” Through its early efforts, Miso quickly discovered that a business opportunity existed which was actually far larger than flipping burgers – fried foods. While even the busiest restaurants may cook only modest amounts of burgers each day, a great many restaurants serve french fries with almost everything. Accordingly, staying true to its original mission, Flippy soon shifted to the fry station, and today can cook not only fries, but also onion rings, chicken nuggets, and all sorts of other fried food items.

Over the past twenty years, restaurant front-of-the-house operations have undergone massive innovation with the introduction of point-of-sale systems, AI order taking in the drive thru, mobile ordering, third party delivery, and online reservation platforms such as OpenTable. Over that same period, however, the back-of-the-house operations have remained relatively unchanged.

Today, restaurant innovation is finally shifting to the kitchen. We believe this change is heavily driven by restaurants’ urgent need to solve their growing inability to source and retain long-term kitchen labor, a problem which was further accelerated by the COVID-19 pandemic. And we believe that this problem has become perhaps the single most important issue facing restaurants. Further, with birth rates dropping materially in most countries around the globe,1 we believe this labor crisis stands to only become worse.

1 United Nations World Population Prospects 2022 (https://population.un.org/wpp/)

Additionally, we believe that daily advances in AI, rapidly escalating minimum wages (such as California’s upcoming switch to a $20 per hour minimum wage), and the commoditization of robotics have combined to create massive momentum in the food technology space. We believe that Flippy’s automation of the fry station represents a potentially massive $3.5 billion revenue opportunity for Miso alone in a market that, importantly, still remains fragmented, underdeveloped, undercapitalized, and ripe with growth opportunities for a company with Miso’s first-mover advantage.

Miso has recently sharpened its product focus, evolved its leadership, and injected the cost and infrastructure disciplines necessary for rapid scaling and commercialization of its products.

Selected Risks Associated with The Business

●	We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters.

●	The auditor included a “going concern” note in its audit report.

●	We could be adversely affected by product liability, personal injury, or other health and safety issues.

●	Our failure to attract and retain highly qualified personnel in the future could harm our business.

●	Our newest technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

Offering Terms

Securities Offered	Up to 5,030,181 shares of Common Stock, plus up to 503,018 bonus shares.
Minimum Investment	$1,003.94, or 202 shares of Common Stock.
Common Stock outstanding before the offering	42,616,458 shares of Common Stock.
Preferred Stock outstanding before the offering	3,015,323 shares of Series A-1 Preferred Stock
Preferred Stock outstanding after the offering (assuming a fully subscribed offering and on a fully diluted basis)	3,015,323 shares of Series A-1 Preferred Stock
Common Stock outstanding after the offering (assuming a fully subscribed offering)	48,149,657 shares of Common Stock.
Irrevocable Proxy	Investors in offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur. The Proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years after the execution of this Subscription Agreement.
Use of proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.

Implications of Being an Emerging Growth Company

The Company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is not registering its securities under the Exchange Act. Rather, it will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to the company’s business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semi-annual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which this offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend the Company’s ongoing reporting obligations under Regulation A.

If and when the Company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company it:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The Company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after the company’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time should it no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the Company would cease to be an “emerging growth company” if the Company has more than $1.07 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issues more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to the Company due to the fact that it may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our company was incorporated under the laws of the State of Delaware on June 20, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

Any valuation at this stage is difficult to assess. The Company has set the price of its securities in this offering at $4.97 plus a 1.5% Investor Transaction Fee. This fee is intended to offset transaction costs and though this fee is counted towards the amount the company is seeking to raise under Regulation A and the limit each investor may invest pursuant to Regulation A, we did not value it in determining our valuation. Including this fee will increase our valuation for which you are paying for shares in our company accordingly. The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

The auditor included a “going concern” note in its audit report. The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, and as of year-end 2022 and 2021 has sustained net losses of $45,423,112 and $25,135,863, respectively, as reported in our audited financial statements. Further, as of the six month periods ended June 30, 2023 and 2022, the Company incurred net losses of $11,530,118 and $20,773,600, respectively. The Company has incurred negative cash flows from operations for the years ended December 31, 2022 and 2021, as well as for the six months ended of June 30, 2023 and 2022 of $13,354,980 and $21,352,335, respectively. As of December 31, 2022, the Company had an accumulated deficit of $94,378,371 and cash of $10,676,321, which as of June 30, 2023 was $104,750,043 and $11,617,714, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations and investing activities to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

Our public partnerships do not guarantee revenue. Our partnership with brands such as Jack in the Box, CaliBurger, and White Castle do not obligate those partners to lease or purchase any of the Company’s robots. Despite significant cost of revenues and expense incurred to develop these partnerships, we may not realize sustained, or any revenue from them.

Our current and historical revenue is highly concentrated. The majority of our current and historical revenue is highly concentrated in two customers, CaliBurger and White Castle. Because we have historically relied on revenue from a small number of customers and they may decide to terminate their relationships with the Company, there is a risk that the Company may see a significant decrease in revenue.

We are currently dependent on a few key personnel. Our success depends, to a large degree, on our ability to retain the services of our executive management team, whose industry knowledge and leadership would be difficult to replace. We might not be able to execute on our business model if we were to lose the services of any of our key personnel.  If any of these individuals were to leave the Company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor develops the necessary training and experience.  Competition for hiring engineers, sales and marketing personnel and other qualified personnel may result in a shortfall in recruiting and competition for qualified individuals could require us to pay higher salaries, which could result in higher labor costs.  If we are unable to recruit and retain a sufficient number of qualified individuals, or if the individuals we employ do not meet our standards and expectations, we may not be able to successfully execute on our business strategy and our operations and revenues could be adversely affected.

We could be adversely affected by product liability, personal injury or other health and safety issues. We could be adversely impacted by the supply of defective products. Defective products or errors in our technology could lead to serious injury by restaurant and kitchen workers. Product liability or personal injury claims may be asserted against us with respect to any of the products we supply or services we provide. It is our responsibility to have a quality management system and training procedures in place and to audit our suppliers to ensure that products supplied to our company meet proper standards. Should a product or other liability issues arise, the coverage limits under insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims and judgments. We also may not be able to maintain such insurance on acceptable terms in the future. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Certain intellectual property rights of the Company may be abandoned or otherwise compromised if the Company does not obtain additional capital. The Company may be forced to allow certain deadlines relating to its patent portfolio to pass without taking any action because it may lack sufficient funds to pay for the required actions. Specifically, certain international filing deadlines are quickly approaching as of the date of this Offering Circular and the Company may lack sufficient funds to pay the government and legal fees associated with making such filings. Additionally, certain U.S. provisional patent applications are scheduled to expire and the Company could lose its priority date with regard to the subject matter of such provisional applications in the event the Company lacks sufficient funds to pay the applicable  maintenance fees. The issued utility patients, have maintenance fees that are due three and a half years, seven and a half years, and eleven years after the grant date. Below, we set out maintenance fees for the first payment dates for our pertinent un-issued patents:

APPLICATION NUMBER	STATUS	TYPE OF PATENT	MAINTENANCE FEE DEADLINE
17/172,282	Issued	Utility: Continuation	Final Due Date: 4/4/27
16/100,889	Issued	Utility: Non-Provisional	Final Due Date: 2/16/25
16/392,539	Issued	Utility: Non-Provisional	Final Due Date: 8/23/26
16/534,207	Issued	Utility: Non-Provisional	Final Due Date: 11/9/25
2022800323053	Published	Utility: National Phase	Respond By: 5/1/24
17/873,041	Issued	Utility: Continuation	Final Due Date: 9/5/27
17/727,363	Published	Utility: Non- Provisional	Final Due Date: 3/12/2024
17/829,466	Published	Utility: Non- Provisional	Final Due Date: 7/9/2024

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

The Company’s business model is capital intensive. The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

Our newest technology is not yet fully developed. We are still developing components of Flippy and our Innovation Labs products that may eventually go into mass production. We have delivered working versions of our Flippy and other products to our corporate partners, however, we may be unable to convert our current versions to a viable product that can easily be replicated and put into mass production. Certain products, such as Sippy, are still being developed by our team and has not yet been delivered to a corporate partner for testing. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

Some of our Officers and Directors currently hold multiple positions. Our Chairman and President James Jordan and our Vice President of Hardware Engineering and Co-Founder Rob Anderson currently serve as directors, officers, or advisors to multiple companies. Many of the companies that these individuals hold titles in are in robotics and automation, which is the same industry as Miso Robotics. Additionally, some of these companies focus on food robotics, which is the same area of focus for Miso Robotics. As such, at times there may be conflicts of interest between Miso Robotics and these other companies, including the time spent by the referenced individuals in the performance of their management duties to these other companies compared to Miso Robotics. These individuals currently spend the following numbers of hours per week on average working on Miso Robotics related activities: James Jordan, 5 hours per week and Rob Anderson, 5 days per week. If our management is not able to devote a sufficient amount of time to Miso Robotics, our financial and operational performance may be negatively impacted.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors. In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

The Company may become subject to legal liability for claims brought by an employee. On January 31, 2023, a former employee filed a legal claim against the Company in Los Angeles County Superior Court for wrongful termination. The Company denies any merit to the claim for wrongful termination and, in conjunction with its insurance carrier, is defending against the action. However, in the event that the Company be found liable for wrongful termination, we may not only experience legal and financial liability, but also negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

Your rights as a holder of Common Stock may be limited by the number of shares held by entities affiliated with the Company’s management and common shareholders. Future VC SPV, LLC and Rise of Miso, LLC collectively hold 11,905,299 shares of Common Stock. Rise of Miso, LLC is controlled by John Miller who is an investor in the Company via direct holdings and via CaliBurger’s holdings (as well as a director of Miso), and Future VC SPV, LLC is controlled by James Jordan, who is an investor in the Company as well as its current Chairman and President. Such affiliates could substantially influence any vote that requires majority approval of the holders of Common Stock.

Risks Related to the Securities in this Offering

Investors in the company’s Common Stock have assigned their voting rights. In order to subscribe to shares of Common Stock in this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the Company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO, which may never happen.

There is no current market for any shares of the Company’s stock. There is no currently established market for reselling these securities and the company currently has no plans to list any of its shares on any over-the-counter (OTC) or similar exchange. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. You should assume that you may not be able to liquidate your investment for some time, or be able to pledge these shares as collateral.

Our Eighth Amended and Restated Certificate of Incorporation has a forum selection provision that requires certain disputes be resolved in the Court of Chancery of the State of Delaware, regardless of convenience or cost to interest holders. Under Article 12 of our Eighth Amended and Restated Certificate of Incorporation, stockholders are required to resolve disputes related to the governance of the Company in the Court of Chancery located in the State of Delaware. The forum selection provision applies to (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Our Eighth Amended and Restated Certificate of Incorporation further provides that should the Court of Chancery in the State of Delaware not have subject matter jurisdiction over the matter, or there is an indispensable party not subject to the jurisdiction of the Court of Chancery, then the suit, action, or proceeding may be brought in the appropriate federal or state court. Under the terms of Article 12 of our Eighth Amended and Restated Certificate of Incorporation, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933 or Securities Exchange Act of 1934.

The forum selection provision in our Eighth Amended and Restated Certificate of Incorporation may limit interest holders’ ability to obtain a favorable judicial forum for disputes with us or our officers, directors, employees or agents, which may discourage lawsuits against us and such persons. The requirement that action to which this provision applies be heard in the Court of Chancery in the State of Delaware may also create additional expense for any person contemplating an action against the Company, or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our Eighth Amended and Restated Certificate of Incorporation, a court could rule that such a provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We have been and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Specifically, COVID -19 may impact the production and distribution of Miso Robotics. If we are unable to produce our products due to manufacturing strains, we may not be able to distribute our product quickly and scale our business. This impact would mean we’d need to raise additional capital in order to meet our revenue targets.

You must keep records of your investment for tax purposes. As with all investments in securities, if you sell the Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if you make a profit, and record any loss to apply it to other taxable income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of the stock you sell. If you fail to keep accurate records or accurately calculate any gain on any sales of the stock, you may be subject to tax audits and penalties.

Using a credit card to purchase shares may impact the return on your investment. Investors in this offering have the option of paying for their investment with a credit card. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the DealMaker processing fee. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. These increased costs may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

We are offering a discount on our stock price to some investors in this offering. Investors in this offering who invest more than $10,000 are entitled to Bonus Shares resulting in a discount to the share price paid by such investors in this offering; see “Plan of Distribution.” Therefore, the value of shares of investors who pay the full price in this offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $4.97 per share, the original per share price of Common Stock in this offering. The schedule presents shares and pricing as issued and reflects all transactions since inception to June 30, 2023, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

							Effective Cash Price
					Total Issued		per Share at Issuance or Potential
		Issued Shares		Potential	and Potential		Conversion
	Date Issued	(1)		Shares (1)	Shares (1)		(1)
Common Stock	2016 - 2023	41,516,589		0	41,516,589		$0.16
Preferred Stock	2023	3,015,323		0	3,015,323	(3)	$4.97

Warrants:
Common	2019-2023			2,766,452	2,766,452	(2)	$1.62

Options:
$0.16 Options	2016			461,342	461,342	(2)	$0.16
$0.49 Options	2017			679,000	679,000	(2)	$0.49
$0.59 Options	2017 - 2018			733,936	733,936	(2)	$0.59
$1.43 Options	2018			432,481	432,481	(2)	$1.43
$1.43 Options	2020			149,254	149,254	(2)	$1.43
$0.78 Options	2020			1,139,866	1,139,866	(2)	$0.78
$0.88 Options	2021			1,003,444	1,003,444	(2)	$0.88
$1.79 Options	2021			292,947	292,947	(2)	$1.79
$1.86 Options	2022			1,003,269	1,003,269	(2)	$1.86
$1.86 Options	2023			332,000	332,000	(2)	$1.86

Total Common Share Equivalents		44,531,912		8,993,991	53,525,903	(4)	$0.61
Investors in Common Stock in this offering, assuming a fully subscribed offering		5,030,181	(5)		5,030,181	(5)	$4.97

Total After Inclusion of this Offering		49,562,093		8,993,991	58,556,084		$0.98

(1)	Values reflect an approximate 7:1 forward stock split that occurred in January 2022
(2)	Assumes conversion at exercise price of all outstanding warrants and options
(3)	Assumes conversion of all issued preferred shares to common stock
(4)	Total Common Share equivalents does not include unallocated option pool
(5)	Does not include any Bonus Shares issued as a result of this Offering

The following table demonstrates the dilution that new investors will experience upon investment in the Company. The price per share in this table reflects the price of Common Stock in this offering of $4.97. This table uses the Company’s unaudited net tangible book value as of June 30, 2023 of $15,252,412 which is derived from the net equity of the Company in the June 30, 2023 unaudited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the company, which assumes exercise of all warrants and stock options outstanding. While not every outstanding warrant or option may be exercised, we believe that it is important to identify the potential dilution that could occur upon the exercise of all existing securities issued by the Company. To further illustrate the dilution that investors may experience, the second and third tables illustrate dilution including authorized, but unissued stock options, and solely on the basis of outstanding equity securities, respectively.

The offering costs assumed in the following table includes fees to DealMaker Securities, LLC The table presents three scenarios for the convenience of the reader: a $5,000,000 raise from this Offering, a $10,000,000 raise from this offering, a $15,000,000 raise from this offering, and the fully subscribed raise of $25,000,000

On Basis of Full Conversion of Issued Instruments (3)	$5 Million Raise		$10 Million Raise		$15 Million Raise		$25 Million Raise
Price per Share	$4.97		$4.97		$4.97		$4.97
Shares Issued	1,006,036		2,012,072		3,018,108		5,030,181
Capital Raised	$4,999,999		$9,999,998		$14,999,997		$25,000,000
Less: Offering Costs	$(408,375)		$(756,750)		$(1,105,125)		$(1,801,875)
Net Offering Proceeds	$4,591,624		$9,243,248		$13,894,872		$23,198,125
Net Tangible Book Value Pre-financing (as of June 30, 2023, unaudited)	$26,194,567	(2)	$26,194,567	(2)	$26,194,567	(2)	$26,194,567	(2)
Net Tangible Book Value Post-financing	$30,786,191		$35,437,815		$40,089,439		$49,439,692

Shares issued and outstanding pre-financing, assuming full conversion and issued stock options	53,525,903	(1)(3)	53,525,903	(1)(3)	53,525,903	(1)(3)	53,525,903	(1)(3)
Post-Financing Shares Issued and Outstanding	54,531,939	(3)(4)	55,537,975	(3)(4)	56,544,011	(3)(4)	58,556,084	(3)(4)

Net tangible book value per share prior to offering	$0.489		$0.489		$0.489		$0.489
Increase/(Decrease) per share attributable to new investors	$0.075		$0.149		$0.220		$0.354
Net tangible book value per share after offering	$0.565		$0.638		$0.709		$0.844
Dilution per share to new investors ($)	$4.405		$4.332		$4.261		$4.126
Dilution per share to new investors (%)	88.64%		87.16%		85.73%		83.03%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 2,766,452 outstanding stock warrants (providing proceeds of $4,490,625 to net tangible book value), and conversion of 6,227,539 outstanding stock options (providing proceeds of $6,451,530 to net tangible book value)
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1). The Net Tangible Book Value without the adjustment is equal to $15,252,412
(3)	Values reflect an approximate 7:1 forward stock split that occurred in January 2022
(4)	Does not include any bonus shares issued as a result of this Offering

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 3,049,419 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options (3)	$5 Million Raise		$10 Million Raise		$15 Million Raise		$25 Million Raise
Price per Share	$4.97		$4.97		$4.97		$4.97
Shares Issued	1,006,036		2,012,072		3,018,108		5,030,181
Capital Raised	$4,999,999		$9,999,998		$14,999,997		$25,000,000
Less: Offering Costs	$(408,375)		$(756,750)		$(1,105,125)		$(1,801,875)
Net Offering Proceeds	$4,591,624		$9,243,248		$13,894,872		$23,198,125
Net Tangible Book Value Pre-financing (as of June 30, 2023, unaudited)	$26,194,567	(2)	$26,194,567	(2)	$26,194,567	(2)	$26,194,567	(2)
Net Tangible Book Value Post-financing	$30,786,191		$35,437,815		$40,089,439		$49,392,692

Shares issued and outstanding pre-financing, assuming full conversion and authorization but unissued stock options	56,575,322	(1)(3)	56,575,322	(1)(3)	56,575,322	(1)(3)	56,575,322	(1)(3)
Post-Financing Shares Issued and Outstanding	57,581,358	(3)(4)	58,587,394	(3)(4)	59,593,430	(3)(4)	61,605,503	(3)(4)

Net tangible book value per share prior to offering	$0.463		$0.463		$0.463		$0.463
Increase/(Decrease) per share attributable to new investors	$0.072		$0.142		$0.210		$0.339
Net tangible book value per share after offering	$0.535		$0.605		$0.673		$0.802
Dilution per share to new investors ($)	$4.435		$4.365		$4.297		$4.168
Dilution per share to new investors (%)	89.24%		87.83%		86.46%		83.87%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 2,766,452 outstanding stock warrants (providing proceeds of $4,409,625 to net tangible book value), and conversion of 6,227,539 outstanding stock options (providing proceeds of $6,451,530 to net tangible book value) and conversion of authorized but unissued stock options of 3,049,419 shares (no adjustment for proceeds contemplated in the calculations).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1). The Net Tangible Book Value without the adjustment is equal to $15,252,412
(3)	Values reflect an approximate 7:1 forward stock split that occurred in January 2022
(4)	Does not include any bonus shares issued as a result of this Offering

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis (2)	$5 Million Raise		$10 Million Raise		$15 Million Raise		$25 Million Raise
Price per Share	$4.97		$4.97		$4.97		$4.97
Shares Issued	1,006,036		2,012,072		3,018,108		5,030,181
Capital Raised	$4,999,999		$9,999,998		$14,999,997		$25,000,000
Less: Offering Costs	$(408,375)		$(756,750)		$(1,105,125)		$(1,801,875)
Net Offering Proceeds	$4,591,624		$9,243,248		$13,894,872		$23,198,125
Net Tangible Book Value Pre-financing (as of December 31, 2022, audited)	$15,252,412		$15,252,412		$15,252,412		$15,252,412
Net Tangible Book Value Post-financing	$19,844,036		$24,495,660		$29,174,284		$38,450,537

Shares Issued and Outstanding Pre-Financing	44,531,912	(1)(2)	44,531,912	(1)(2)	44,531,912	(1)(2)	44,531,912	(1)(2)
Post-Financing Shares Issued and Outstanding	45,537,948	(3)	46,543,984	(3)	47,550,020	(3)	49,562,093	(3)

Net tangible book value per share prior to offering	$0.343		$0.343		$0.343		$0.343
Increase/(Decrease) per share attributable to new investors	$0.093		$0.184		$0.270		$0.433
Net tangible book value per share after offering	$0.436		$0.526		$0.613		$0.776
Dilution per share to new investors ($)	$4.534		$4.444		$4.357		$4.19
Dilution per share to new investors (%)	91.23%		89.41%		87.67%		84.39%

(1)	Assumes conversion of all issued preferred shares to common stock
(2)	Values reflect an approximate 7:1 forward stock split that occurred in January 2022
(3)	Does not include any bonus shares issued as a result of this Offering

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2023, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

USE OF PROCEEDS

Use of Proceeds To The Issuer

Please see the table below for a summary of our intended use of proceeds from this offering:

20% of Max Offering		40% of Max Offering		60% of Max Offering		Maximum Offering
Total Raise	4,999,999	Total Raise	9,999,998	Total Raise	14,999,997	Total Raise	25,000,000
Proceeds from Transaction Fee	75,000	Proceeds from Transaction Fee	150,000	Proceeds from Transaction Fee	225,000	Proceeds from Transaction Fee	375,000
Commissions	-408,375	Commissions	-756,750	Commissions	-1,105,125	Commissions	-1,801,875
Net Proceeds	4,666,624	Net Proceeds	9,393,248	Net Proceeds	14,119,872	Net Proceeds	23,573,125

Percent Allocation	Category	Percent Allocation	Category	Percent Allocation	Category	Percent Allocation	Category
10%	Product Development	10%	Product Development	10%	Product Development	10%	Product Development
45%	Payroll	45%	Payroll	45%	Payroll	45%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative	10%	General Administrative
35%	Marketing	35%	Marketing	35%	Marketing	35%	Marketing

Because the offering is a “best efforts,” we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Our Business

Business & Market Opportunity

Miso develops leading-edge artificial intelligence (“AI”) and AI-driven robots that assist cooks in making food at restaurants, focusing particularly on the quick serve restaurant market.  The Company believes that it:

•	Marries AI capabilities and market momentum to power its food technology innovation;

•	Automates some of the least desirable, most repetitive, and most dangerous tasks in commercial kitchens;

•	Frees up labor to be redeployed into functions that bring restaurant operators more value; and

•	Assists with labor redeployment so that restaurant operators can support higher wages and better career growth for kitchen employees.

Miso considers its best and most impactful work to sit at the intersection of technology and humanity.

The Company was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware, and then changed its name to Miso Robotics, Inc. on October 3, 2016.  Located just a few miles from its roots at Caltech, it is headquartered in Pasadena, California.

In 2016, Miso helped create today’s food automation industry when it launched the first AI-powered, burger-flipping robot named “Flippy.”  Through its early efforts, Miso quickly discovered that a business opportunity existed which was actually far larger than flipping burgers – fried foods.  While even the busiest restaurants may cook only modest amounts of burgers each day, a great many restaurants serve french fries with almost everything.  Accordingly, staying true to its original mission, Flippy soon shifted to the fry station, and today can cook not only fries, but also onion rings, chicken nuggets, and all sorts of other fried food items.

Over the past twenty years, restaurant front-of-the-house operations have undergone massive innovation with the introduction of point-of-sale systems, AI order taking in the drive thru, mobile ordering, third party delivery, and online reservation platforms such as OpenTable.  Over that same period, however, the back-of-the-house operations have remained relatively unchanged.

Today, restaurant innovation is finally shifting to the kitchen.  We believe this change is heavily driven by restaurants’ urgent need to solve their growing inability to source and retain long-term kitchen labor, a problem which was further accelerated by the COVID-19 pandemic.  And we believe that this problem has become perhaps the single most important issue facing restaurants.  Further, with birth rates dropping materially in most countries around the globe,1 we believe this labor crisis stands to only become worse.

Additionally, we believe that daily advances in AI, rapidly escalating minimum wages (such as California’s upcoming switch to a $20 per hour minimum wage), and the commoditization of robotics have combined to create massive momentum in the food technology space.  We believe that Flippy’s automation of the fry station represents a potentially massive $3.5 billion revenue opportunity for Miso alone in a market that, importantly, still remains fragmented, underdeveloped, undercapitalized, and ripe with growth opportunities for a company with Miso’s first-mover advantage.

Miso has recently sharpened its product focus, evolved its leadership, and injected the cost and infrastructure disciplines necessary for rapid scaling and commercialization of its products.

AI Functionality

Flippy's core functionality leverages computer vision and machine learning models to seek to accurately identify various types of food items placed in its input bins. Through real-time image analysis, Flippy classifies food types such as french fries or chicken tenders, enabling it to adjust cooking parameters dynamically based on the identified food type and preset user preferences. Moreover, Flippy utilizes AI algorithms on the output side to ascertain the quality of the cooked food, ensuring that it has been cooked to perfection and efficiently transferred to the serving container.

Key highlights of Flippy's AI and machine learning applications include:

•	Food Recognition - Utilizing state-of-the-art image processing algorithms, Flippy can distinguish between different food items to dynamically adjust cooking parameters - such as timing and priority - based on the specific food type recognized, as well as pre-configured user preferences.

•	Quality Assurance - Post-cooking, AI-driven inspection works to confirm that food meets quality standards and accurately manage portion transfer to serving containers.

•	Natural Language Processing (“NLP”) - Flippy is being enhanced with speech recognition and large language models (“LLMs”) to understand and execute natural language commands, making it more intuitive for kitchen staff to interact with. This feature allows for verbal instruction on food preparation requests and provides status updates, further enriching the user experience.

•	Speech Synthesis - Flippy can communicate with kitchen staff using generated speech that mimics natural human interactions, thanks to machine learning models designed for realistic speech generation.

•	Activity and Safety Monitoring - Enhanced video processing algorithms aimed at analyzing continuous video footage to monitor human activities within the kitchen environment, such as cleaning routines and adherence to safety protocols. These algorithms are designed not only to detect routine operations but also to identify potential safety hazards, thereby contributing to a safer and more compliant kitchen workspace. Additionally, we believe this technology will be pivotal in recognizing anomalies within Flippy's system operations that necessitate maintenance or support, ensuring minimal downtime and optimal performance.

Customers

Prior to entering into a master services agreement (“MSA”), a customer must complete an evaluation and an initial pilot program (generally representing 1-5 units of a product). Typical terms include Miso’s obligation to provide the equipment for testing, training for personnel on the operation of the equipment, and support as needed. Each customer establishes its own key performance indicators for what defines a successful evaluation of the product.

While Flippy is in its current state of development, customer locations have been deliberately limited, while the Company focuses on performance, reliability, and cost. Current and new prospective customers have expressed interest in installing Flippys, which will be pursued upon reaching the required phase of product development.

The following entities are currently participating in (or recently completed) initial pilot programs on various products:

NAME OF ENTITY	START DATE	PILOT PROGRAM END DATE
Chipotle	October 22, 2021	October 5, 2023
Inspire Brands (Buffalo Wild Wings)	April 1, 2021	October 20, 2023
Jack in the Box Inc.	July 27, 2021	Ongoing
Kuwait Food Company (Wimpy)	February 14, 2022	Uninstall Coordination Still Ongoing
Panera LLC	June 30, 2021	October 25, 2023

After a customer completes an evaluation and an initial pilot program, we may then enter into an MSA under which the customer licenses the use of a particular robot or technology for a longer period of time, and Miso provides the hardware, software, and support for the product. These MSAs, which govern both our later-stage pilot programs and product commercialization programs, generally include an initial multi-year term, under which Miso will invoice the customer on a monthly basis. We charge an initial fee for delivery and installation of the robot, and an ongoing monthly fee. A form of the MSA is included as Exhibit 6.7 to this Offering Statement.

The Company has entered into MSAs with the following customers:

NAME OF ENTITY	START DATE	END DATE
CaliBurger Westlake	November 30, 2021	Ongoing
CaliBurger Shoreline	August 31, 2021	Ongoing
White Castle Systems Inc	February 14, 2022	Ongoing

The Company has valued its relationships with CaliBurger and White Castle, with those two companies also being responsible for the majority of our current and historical revenue. During the years ended December 31, 2022 and 2021, CaliBurger and White Castle accounted for a total of 66% and 84% of the Company’s revenue, respectively. For the periods ended June 30, 2023 and June 30, 2022 CaliBurger and White Castle accounted for a total of 83% and 54% of the Company’s revenue, respectively.

Principal Products and Services

In the second half of 2023, in conjunction with a leadership evolution, Miso refocused the majority of its efforts and resources on its signature product, Flippy.  This product strategy was inspired by the one successfully implemented by Steve Jobs when he returned to Apple a dozen years after leaving.  At the time of his return, Jobs saw that Apple’s teams were trying to support and grow 40 products, and so he cut Apple’s product portfolio down to only two, famously saying that it was one of the hardest, but most important, decisions he made.  Miso recently implemented a similar approach whereby it now focuses approximately eighty percent of its efforts on Flippy alone, and the remaining twenty percent on the rest of its products, which now reside under a newly launched “Innovation Lab” strategy focusing on early-stage and experimental products designed to drive potential future growth.

The efforts associated with Flippy and the Innovation Lab include research and development efforts for improvements to our products, engineering hours, and prototyping. By refocusing in this way, we want to ensure that Flippy becomes the standard for kitchen automation while also being prepared for other product lines desired by our customers.

The Company leases hardware & software as a service to the customer on a subscription basis. Customers pay a one-time fee for the dispenser/freezer and installation, plus shipping for the entire system. Customers lease Flippy units on a subscription basis with monthly payments. The Flippy 2 unit includes the following:

•	Overhead rail structure
•	Robotics arm
•	CookRight Fryer Vision system
•	Tablet and Chef-UI, kitchen analytics software
•	Flippy Control unit
•	Miso Safety system
•	Autobin system

The Company maintains ownership of the products it leases to customers. For any service issue, the customer notifies the Company, which provides unlimited technical support and staff training. The Company pays for all repairs including replacement of parts, and regular maintenance of the equipment.

Flippy

Miso’s signature product is “Flippy,” a cloud-connected AI platform that performs frying tasks in commercial kitchens. The product can fry all manner of foods in numerous kitchen formats, and is designed with extensive AI skill sets and machine learning capabilities.

With automation, frying can be both improved and optimized through, among others:

•	temperature and cooking uniformity that creates a more consistently positive experience for customers;

•	sustainability benefits, including reduction of food waste and expensive frying oil usage;

•	increased employee safety, including reduction of injuries, workers’ compensation claims, and sick days;

•	redeployment of kitchen labor into higher value functions;

•	increase of speed of service and throughput; and

•	provides an enclosed cooking station that prevents cooking fumes and heat from entering the kitchen.

The Company believes that a single Flippy could create a gross positive revenue impact of over $120,000-250,000 annually per location (depending upon annual sales) for restaurant owners by reducing the costs associated with the above factors.

As of October 1, 2023, Miso has 17 Flippy units leased to partners at White Castle, Jack in the Box, and others. In late October, White Castle publicly announced that it intends to include a Flippy “in nearly one-third of the company's approximately 350 brick-and-mortar White Castle restaurants.”2

While Miso is currently operating the second generation of its Flippy product, it is using the proprietary data and expertise gathered from what it believes to be more in-store pilots and experiments than anyone else in the industry to actively develop the next generation of Flippy.  This new Flippy, which is expected to become available in 2024, is being designed to be materially smaller, faster, and more reliable.  These innovations are expected to unlock a dramatically increased number of potential installation locations with both existing and new restaurant partners.

2 https://www.today.com/food/restaurants/white-castle-hire-100-robots-rcna16770

Fees for Flippy typically include:

•	An upfront fee for shipping and installation;

•	A base monthly recurring subscription fee for Flippy’s operations, analytics, maintenance, and support; and

•	Optional additional monthly recurring fees for upgraded and custom features and services.

The Company continues to review and update its pricing and pricing models as its technology and the food technology market in general evolve.

Flippy has received full certification by NSF International for meeting sanitation standards for commercial kitchen equipment, and receives an ETL Field Label on every unit in the field for meeting electrical safety standards.

Miso’s Innovation Lab

With Steve Jobs’ philosophy in mind, Miso has now consolidated all of its early-stage product development into a new initiative that it calls the “Miso Innovation Lab.”  The Company dedicates the remaining 20% of its time to this effort.

Miso views its Innovation Lab as a research and development “sandbox” – a safe space to experiment with new ideas and cutting-edge research and design.  Leveraging today’s frenetic pace of AI evolution, Miso’s Innovation Lab is working to create first-ever solutions and new intellectual property (“IP”) to solve what it believes to be the restaurant industry’s most impactful problems.  With Miso’s engineers being experimentalists at heart, its Innovation Lab is where the Company plants its seeds – some of which will work, and some of which won’t.  But for the seeds that do sprout and prove a robust product-market fit, Miso can allocate future resources and infrastructure to support them in a de-risked fashion.

While Miso’s current early-stage products may have been piloted with certain restaurant partners, Miso solely owns and controls the substantial library of resulting IP and technology.  Going forward, Miso will execute Innovation Lab product development only when a restaurant partner is committed to also sharing the development costs of a specific product.  This strategy de-risks development, adds a cost-focused discipline, and mandates that restaurant partners have “skin in the game.”

Its first effort under this cost-sharing model is a new product called CleanRight (sometimes referred to as “Washy”), which is an advanced AI and computer vision product that works to assure restaurant managers of employee compliance with handwashing.  Handwashing is the most critical preventive solution in every restaurant’s battle against the food-borne illnesses that can devastate a restaurant’s reputation and brand. Miso is developing this product in conjunction with Ecolab, Inc. (“Ecolab”), a publicly traded global leader in cleaning solutions for the restaurant and hospitality industries.  Ecolab recently debuted an early prototype of the CleanRight product in its Kitchen of the Future showroom, and is currently leveraging its 6,000-person sales team to explore the market opportunities for it.  As more fully described herein, Ecolab is also a strategic investor in Miso.

Miso is considering various new strategies and partnerships related to its other early-stage products, all of which now reside in its Innovation Lab, including:

•	Reducing Coffee Waste, While Boosting Coffee Freshness: Miso believes that coffee can be a “gateway item” for walk-in restaurants and convenience stores. The Company’s belief is that, if a customer has a great coffee experience right away, they will stay around to buy food and other items, thereby making coffee drinkers a higher revenue-generating customer. Miso’s CookRight Coffee product, sometimes also called “Drippy,” is an experimental AI platform that incorporates machine learning and sensors to allow restaurants and convenience stores to always serve the freshest coffee, predict coffee demand based on location-specific trends, and reduce coffee, water, and energy waste. Early development experiments for the product were conducted at Panera Bread in 2023.

•	High Quality Tortilla Chip Cooking: Based on technology developed for the Company’s signature Flippy product, “Chippy” is an experimental product designed to automatically fry tortilla chips that are cooked to perfection every time. Early development experiments for the product were conducted at Chipotle in 2023.

•	Automated Beverage Dispensing: The Company has developed an early prototype of an AI-driven, automated beverage dispenser named “Sippy” that integrates with a restaurant’s point of sales (POS) system. The machine will automatically fill ice and beverages into multiple sizes of cups, and then seal and transport them on a conveyor to enable easy grab-and-go pickup by staff. Early experiments were conducted with Lancer Worldwide in 2023.

Prior Early-Stage Efforts

In conjunction with its renewed product focus on Flippy, changing market conditions, and its new leadership’s efforts to maximize value for the Company’s shareholders, Miso has recently restructured certain prior efforts related to:

•	Robotic Arms: In November 2021, the Company became a founding shareholder in Ally Robotics, Inc., (“Ally”) a Delaware corporation. Ally was formed to build lightweight robotic arms for Miso and others in the restaurant industry. As of December 31, 2022, Miso held a 55.9% interest in Ally. However, since 2021, the prices of robotic arms have generally become much more affordable, and so, through competitive bidding of multiple vendors on the open market, Miso can now purchase robotic arms at much lower prices than it could previously. As such, Miso recently canceled its non-binding purchase orders with Ally, and converted its equity interest into a $1.34 million senior secured note (the “Ally Note”). The Ally Note earns interest at the rate of 8% per annum, matures on August 31, 2026, and is secured by all of Ally’s assets, including its IP and inventory. Interest-only payments are due to commence on February 1, 2024. As a condition of the Ally Note, Ally’s founder is obligated to take certain actions to benefit Ally and the assets which secure Miso’s Ally Note, including committing over $200,000 of his personal capital to Ally. This new arrangement allows Ally the opportunity to grow its business, while also removing certain cumbersome shareholder burdens on Miso (including eliminating its costly obligation as majority shareholder to consolidate Ally’s financials into Miso’s), putting Miso in a more senior position as a debtholder to receive potential payments ahead of Ally’s shareholders, and allowing Miso to more easily take possession of Ally’s assets if Ally defaults on the Ally Note.

•	Avocado Pitting and Peeling: In July of 2022, Miso loaned Future VC, LLC (“Future VC”) $1,500,000 at an annual interest rate of 12% (later increased to 17%), plus fees paid to Miso of $35,000, pursuant to a senior, secured promissory note, as amended (the “Future VC Note”) to support an effort to develop an experimental robot that would remove the pits and skin of avocados. The goal was to decrease preparation time and increase throughput of avocados used in guacamole production. With Future VC taking most of the development risk, the hope was that Miso could create a financial gain, as well as also receive critical knowledge from this effort which Miso could then deploy across Flippy and its own products. In the second half of 2023, Future VC (via a related entity known as Vebu Labs, Inc. (“Vebu Labs”)) made headlines globally when it announced that its automated “Autocado” product was launching in a pilot program at Chipotle. As of December 31, 2023, the remaining principal and accrued interest of the Future VC Note is approximately $268,907. Additionally, Miso’s new leadership negotiated a grant of warrants from Vebu Labs to Miso which allows Miso to purchase up to 25,000 shares of Vebu Labs at a price of $5.57 per share at any time prior to October 15, 2033.

Innovation Showroom

Miso is preparing to launch a new innovation showroom that will feature Flippy in a real-world restaurant setting.  Located only one block from Miso’s laboratory and corporate offices in Pasadena, CA, the Company’s innovation showroom is intended to be a limited time, working restaurant operated under the name “CaliExpress by Flippy.”  The restaurant will be a joint effort with Miso’s long-time customer CaliBurger, a popular regional burger brand.

In addition to featuring a working Flippy that cooks all of the location’s fried items, the décor of the restaurant will feature a history of Flippy, including actual artifacts and photography from throughout Flippy’s evolution.  This initiative will become an additional tool for demonstrating and validating Flippy’s operation in a live restaurant setting for potential Flippy customers and shareholders alike.

Outside of the customary costs to support Flippy, Miso will not bear any of the operating costs or responsibilities of the restaurant, but will receive a share of the restaurant’s revenues.

Data

We believe that Miso has built and piloted more autonomous frying robots than all of its competitors combined.  Through these efforts, Miso has gathered data detailing how AI and robotics frying products perform in actual kitchen environments, and the Company believes that it has gathered more actual kitchen data related to AI and robotics frying than any other company on the planet.

In the second half of 2023, Miso launched “Advanced Data Solutions.” The intention of Advanced Data Solutions is to:

•	Drive better internal decision making;

•	Provide proof of novel and actionable insights that improve Miso’s value to its partners; and

•	Create a valuable data and insights asset that can be monetized externally in the future.

Additional announcements related to Miso’s data assets and monetization strategies are expected to be forthcoming in 2024 and 2025.

Material Events

Ecolab Partnership & Strategic Investment

Pursuant to agreements dated March 10, 2023, the Company received a $15 million strategic investment from Ecolab.  Ecolab is a global leader offering water, hygiene, and infection prevention solutions and services to thousands of restaurants, hotels, hospitality locations, and theme parks. As of 2023, Ecolab reported having over 47,000 employees, 6,000 of which are focused on sales.  Miso believes this partnership will result in:

•	The creation and sale of new products via collaboration; and

•	Increased opportunities to sell or lease its products due to the ability to leverage Ecolab’s sales channels.

Intellectual Property

As of November 1, 2023, Miso owns 23 patents in various stages, which include 9 issued, 10 published, and 4 pending.  Miso leverages these patents and its other proprietary data across Flippy and its Miso Innovation Labs products.

Employees & Awards

Miso employs a respected team of roboticists, engineers, and industrial designers that has included talent from, among others, Caltech, Cornell, MIT, Carnegie Mellon, UCLA, Harvey Mudd, Art Center, NASA, Microsoft, Motorola, Zoox, Amazon, iRobot, Nokia, and SpaceX.  Miso currently has approximately sixty-five full-time employees and five part-time employees.

Among other awards, the Company was named 2023 Most Innovative Company by Fast Company, 2022 Most Innovative Company by Fast Company, Best Paper Finalist for Industrial Robots Research for Applications at IROS 2022, and 2021 Startup of the Year by HackerNoon.

Manufacturing

Miso currently assembles Flippy using a third-party assembly and services partner, with final stage AI learning and fine-tuning completed at Miso’s robotics laboratory in Pasadena, CA.

Flippy currently utilizes a six-axis robotic arm, and is “arm agnostic,” meaning that it does not require a robotic arm made by a specific manufacturer.  Similarly, Flippy’s software platform enables it to work with any robotic arm and manufacturer.  Flippy also utilizes a rail, which is agnostic to rail motor manufacturers.

The components used to create Flippy are sourced through various licensed distributors, or are created by Miso itself.  Along with constantly developing new components and parts, Miso is always evaluating new vendors for sourcing and manufacturing the various elements used to create Flippy.

The strategy for manufacturing may change over time depending upon production volumes and commitments.

Market

The quick service restaurant (QSR) and fast-food industry is a $648 billion industry globally and is expected to reach $998 billion in 2028, growing at an annual rate of 4.6% over the forecast period. While the amount of QSR establishments continues to increase within the U.S. to a total of 201,865 in 2023, the labor market for fast food workers has tightened, creating a labor shortage for QSRs. This shortage can be attributed to multiple factors such as a low unemployment rate, fewer teenagers in the workforce, and a boom in restaurant openings. Miso Robotics is poised to help cure QSR owners and managers of this frustration, and provide a solution to the lack of labor.

Labor expenses in a QSR are currently greater than 25% of annual revenue, a number that has remained relatively steady over the past 10 years according to IBISWorld’s 2020 Industry Report. While a QSR consists of many different employee positions, cooks specifically account for 60% of the total wage expense for a restaurant. Miso’s automation solution can help increase the throughput and efficiency of these cooks, bringing down this majority expense and increasing their profitability in the kitchen.

QSRs already see a 144% turnover today from a dissatisfied workforce. Pair this with an aging workforce that cannot handle some of the physical demands that come with the job, and commercial kitchens are struggling to recruit and retain talent. Intelligent automation not only creates an avenue for meaningful work for the next generation through the creation of new jobs like a “Chef Tech” (employees trained to manage the robot), but also takes the physical burden off more mature employees who want to contribute later in life.

We believe the tasks that Miso’s technology can perform are some of the most dangerous tasks in the kitchen, not to mention messy and menial. Ultimately, we believe Miso’s technology improves the employee experience by freeing up time for them to focus on higher value tasks.

Competition

There are several competitors who have built robotic machines for use in kitchens. Along with a first-mover advantage in the space, we believe that Miso Robotics offers a more versatile solution that better meets the needs of commercial kitchen environments, and is backed by our much larger collection of data from real world experimentation.  Competitors include:

•	Nala Robotics – A developer of kitchen automation products, including a dishwasher, frying machine, pizza-making station, and fully automated multi-cuisine chef.

•	Hyphen – A designer and builder of makelines that automate food production to increase efficiency in the kitchen.

•	Lab2Fab – A restaurant and bar management platform that uses robotics, machine learning, and augmented reality to improve both front-of-house and back-of-house operations.

•	Picnic – A developer of a robotic food system designed to automate the pizza-making process.

•	Middleby – A longtime manufacturer and distributor of traditional kitchen equipment, which is hoping to innovate through various automation initiatives.

Property

The Company leases its main office at 680 E Colorado Blvd, Suite 330, Pasadena, CA, which serves as its corporate headquarters. The Company also leases space across the street at 650 E Green St, Pasadena, CA, which is used as a research and development laboratory and test kitchen. The leases on the properties have a term of 18 months and 5 years, and began on September 1, 2023, and November 1, 2021, respectively. The Company allowed an unused lease at 561 East Green Street, Pasadena, CA, to terminate in 2023.

Litigation

On January 31, 2023, a former employee filed a legal claim against the Company in Los Angeles County Superior Court for wrongful termination. The Company denies any merit to the claim for wrongful termination and, in conjunction with its insurance carrier, is defending against the action.

Key Company Milestones

In July 2020, Miso entered into an agreement with White Castle to develop, pilot, and undertake a beta rollout of Miso Robotics’ Flippy robot for the restaurant’s North American restaurants. White Castle piloted Miso’s Robot on a Rail (ROAR) system at a Chicago-area restaurant across Q3 and Q4 of 2020 and was the first restaurant to utilize the ROAR system in a commercial environment. In October 2020, Miso and White Castle announced plans to expand their partnership, targeting up to 10 new locations as part of a beta rollout of Flippy to the company’s North American restaurants.

In September 2020, Miso introduced a new software, ChefUI. ChefUI is run as a web-based application and displayed on a touchscreen monitor mounted on the ROAR system. It acts as the conduit between human and robot to work together and cook using the ROAR system.

In 2021, Miso unveiled the newest version of their flagship product, “Flippy 2,” which featured significantly improved performance and functionality and was developed based on key learnings from the pilot with White Castle. Flippy 2 integrated the robot into a mounted rail system, allowing it to work on several tasks at once, and featured a new AutoBin system which used AI vision to automatically identify, cook, and dispense food items into hot holding areas. This new system takes up less space in the kitchen and performs two times as many food preparation tasks increasing production by 30%.

In April 2022, Miso partnered with Jack in the Box to begin a piloted test for Flippy 2 for deployment in one of the national restaurant chain’s standalone locations, with potential for further expansion. Jack in the Box is one of the nation’s largest hamburger chains with more than 2,200 restaurants in 21 states and Guam.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s consolidated financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

The financial statements for the six-month fiscal periods ended June 30, 2023 and June 30, 2022 included in this filing are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make the interim financial statements not misleading have been included.

Fiscal Years Ended December 31, 2021 and 2022

Results of Operations

Miso’s operating expenses primarily consist of research and development, sales and marketing and general and administrative costs. For the period ended December 31, 2022, total operating expenses were $45,017,253 compared to $24,642,135 for the period ended December 31, 2021. During 2022, research and development costs totaled $20,150,944 compared to $11,172,891 for the period ended December 31, 2021. This increase in spending was primarily attributed to the research and development costs associated with an experimental new product called, Chippy, which was being tested at Chipotle as a more condensed version of Flippy performing a single task with a significantly smaller footprint. We do not expect to incur similar research and development expenses related to pilot programs in 2023, which we anticipate will reduce our research and development expenses in 2023. Miso's strategy during 2022 and 2021 was to establish and maintain customer relationships. In doing so, Miso incurred all of the costs associated with the Chippy unit.

Further, sales and marketing costs were $12,274,789 for the period ended December 31, 2022 compared to $7,808,416 for the period ended December 31, 2021.  The increase was due to increased advertising associated with our offering of securities under Regulation A, as well as marketing to obtain additional customer relationships. The costs associated with the Regulation A marketing totaled $9,653,802 for the period ended December 31, 2022.

Miso also saw an increase in general and administrative expenses, increasing to $12,591,520 for the period ended December 31, 2022, compared to $5,660,828 for the period ended December 31, 2021. This increase resulted from personnel and salary expenses and professional fees in support of Miso’s Regulation A offering. Personal and salary expenses totaled $4,447,588 for the period ended December 31, 2022 compared to $2,174,260 for the period ended December 31, 2021, an increase of 100%. Professional fees totaled $66,462 for the year ended December 31, 2022 compared to $3,609 for the year ended December 31, 2021, an increase of 1,700%

For the period ended December 31, 2022, the Company generated $272,850 in net revenue, compared to $31,650 for the period ended December 31, 2021. These revenues were associated with our pilot programs and required continued efforts by the Company. Further, the net revenue for the period ended December 31, 2022 was associated with an increase in the number of installations. The number of installations for the period ended December 31, 2022 was 21 compared to 3 for the period ended December 31, 2021. 13 of these 21 customers were issued credits for missed expectations with respect to the reliability and performance of the product. Credits, as a reduction of invoice amount, totaled $78,200 for the period ended December 31, 2022. The Company has continued to enhance product reliability by implementing software updates that allow more effective performance.

The following table presents the Company’s revenue disaggregated by revenue source:

	Year Ended
	December 31,
	2022	2021
Hardware installation fees	$105,550	$12,650
Hardware & software usage fees	167,300	14,000
Consulting services	-	5,000
	$272,850	$31,650

During these periods, our cost of net revenue exceeded the net revenue generated. As of December 31, 2022, the Company had a cost of net revenue of $599,266 compared to $233,399 for the period ended December 31, 2021. The change is a result of increased customer installations from period to period. Accordingly, the Company incurred a net loss of $45,423,112 for the period ended December 31, 2022, compared to a net loss of $25,135,863 for the year ended December 31, 2021.

Liquidity and Capital Resources

Assets and Sources of Liquidity

For the period ended December 31, 2022, our operations have been financed by our exempt offerings of securities made in reliance on Regulation A, Regulation CF and both Rule 506(c) and Rule 506(b) of Regulation D. While we have generated limited revenue, that revenue has not been enough to sustain operations.

Cash and Cash Equivalents

As of December 31, 2022, the Company’s cash and cash equivalents were $10,676,321 compared to $13,742,525 as of December 31, 2021. Cash represents the largest component of our current assets, with smaller amounts recorded as prepaid expenses and accounts receivable.

Inventory

We reduced our physical inventory between December 31, 2021 and December 31, 2022 from $731,180 to $2,308. Inventory consists primarily of raw materials for production of our robots. In 2022, we began reporting finished goods under property and equipment, resulting in the decreased value of inventory. While the Company conducted various pilot agreements with customers during 2021 for minor dollar amounts under software and hardware as a service revenue models, the Company had not yet determined its revenue model as of December 31, 2021. Management’s plans at December 31, 2021 were to build robot units for sale and therefore the Company accounted for robot parts as inventory at such date. In 2022, the Company determined it would instead move forward under a software and hardware as a service revenue model and therefore ceased accounting for its robot parts as inventory in 2022.

Property and Equipment

The net value of property and equipment, cost less accumulated depreciation, increased from $783,003 to $1,329,036 between December 31, 2021 and December 31, 2022. This increase was mostly driven by characterizing finished goods as property and equipment rather than inventory and completion of customer hardware installations from four live units to ten.

Right of Use Assets

Our non-current assets include right of use assets associated with our operating leases and finance lease. We have included the right of use assets as of December 31, 2022 to align with ASC 842 capital leasing guidelines. We had not adopted that accounting standard during 2021, which is why those assets are not reflected for that year. For the year ended December 31, 2022, we recorded $4,714,470 for the operating lease right of use, and $5,799,640 for the financing lease right of use.

Sales of Securities

During the years ended December 31, 2022 and December 31, 2021 the Company undertook significant capital raising activities from the sales of its capital stock. During 2021, the Company recognized $13,627,786 from the sales of its Series C Preferred Stock, as well as $24,753,543 from the sale of its Series D Preferred Stock. During 2022, our main capital raising was from the sale of Series E Preferred Stock, from which we recognized proceeds of $35,640,027.

Liabilities and Material Commitments

Accounts Payable

Between December 31, 2021 and December 31, 2022 we experienced an increase in accounts payable from $2,195,449 to $4,223,676. The increase was driven by marketing expenses associated with our Regulation A offering that were outstanding as of year-end, and have since been paid down in 2023 under payment plans with vendors.

Right of Use Liabilities

Our liabilities included right of use liabilities associated with our operating leases and finance lease. We have included the right of use liability as of December 31, 2022 to align with ASC 842 capital leasing guidelines. We had not adopted that accounting standard during 2021, which is why those liabilities are not reflected for that year. For the year ended December 31, 2022, we recorded liabilities of $4,775,186 for the operating lease right of use, and $5,448,811 for the financing lease right of use.

While our current assets exceed our current liabilities by an amount of $3,927,923 as of December 31, 2022, the Company is still reliant on investor financing to support the operations, and has undertaken additional offerings of securities in 2023.

Restricted Cash

A letter of credit was required for the operating lease agreement for 680 E. Colorado Blvd., Suite 500. In June 2022, the Company transferred cash to restricted cash account in the amount of $1,840,687.80. For the period ended June 30, 2022, the balance was $1,495,940.20 due to a payment made to the landlord from the account. An additional payment of $321,451.60 occurred on October 11, 2022. As of December 31, 2022, the restricted cash balance was $1,174,489, which was recorded as non-current restricted cash on the consolidated balance sheet.

Cash Flows

Historical Cash Flows

	Year Ended December 31
	2022	2021
Net Cash Used in Operation Activities	$(39,939,910)	$(23,018,342)
Net Cash Used in Investing Activities	$(1,608,962)	$(718,626)
Net Cash Provided by Financing Activities	$39,657,157	$35,711,653

At December 2022, our principal source of liquidity was cash and cash equivalents, which we achieved through our offerings of securities as discussed below in greater detail. We believe that additional financing will be required to meet our cash needs to continue development of the Company’s products.

Operating Activities

Cash used in operating activities included net loss adjusted for several non-cash items such as depreciation & amortization, stock-based compensation, and other non-cash expenses.

Investing Activities

Primary investing activities included purchase of property and equipment, along with the issuance of a loan to a related party, which was partially repaid in 2022.

Financial Activities

Primary sources of our financial activities included net proceeds from issuance and sales of the Company’s capital stock.

Fiscal Periods Ended June 30, 2023 and 2022

Operating Results

Miso’s operating expenses primarily consist of research and development; sales and marketing; and general and administrative costs. For the six-month period ended June 30, 2023 (“Interim 2023”), total operating expenses were $11,703,286 compared to $20,400,941 for the six-month period ended June 30, 2022 (“Interim 2022”), which represent a reduction of over 42%. In the second half of 2023, Miso refocused its efforts and resources on its signature product, Flippy. Miso believes that this strategy allows Miso to de-risk the development and adds a cost-focused discipline.

During the period ended June 30, 2023, research and development (“R&D”) costs totaled $259,338 compared to $10,156,692 for period ended June 30, 2022, representing a reduction of 97%. The prior year's amount included a large adjustment from inventory to prototyping, increasing the R&D amount. There was also a reduction in headcount during the first half of 2023. Miso's decision to reduce its spending on prototypes resulted in a reduction of $141,885 for Interim 2023 compared to $3,561,008 for Interim 2022. Miso received an R&D Tax Credit in 2023, totaling $1,488,996 compared to the $250,000 in 2022.

Further, sales and marketing costs were $356,810 for the period ended June 30, 2023 compared to $5,045,508 for period ended June 30, 2022. The decrease in spending was due to the lack of equity crowdfunding marketing expenses during the first half of 2023.

Miso also saw an increase in general and administrative expenses (including customer operations), increasing to $11,087,138 for the period ended June 30, 2023 compared to $5,198,291 for period ended June 30, 2022. These expenses include payroll, employee travel expenses, and professional fees supporting our Regulation CF offering and corporate governance. The payroll expenses for Interim 2023 totaled $7,204,395 compared to $2,750,457 in Interim 2022. Payroll increase was due to a significant increase in headcount for product development. In May 2023, the headcount was reduced for cost-cutting measures and remains at this lower level. The professional fees for Interim 2023 totaled $1,157,704 compared to $1,046,120 for Interim 2022. Additionally, travel expenses increased to $217,280 for Interim 2023 compared to $100,420 for Interim 2022.

During the period ended June 30, 2023, Miso generated $277,263 in net revenue as compared to $82,600 for period ended June 30, 2022. These revenues are associated with the increased installation of units in our pilot programs and continued partnerships with current partners, such as White Castle, Jack in the Box, and others.

The following table presents the Company's revenue disaggregated by revenue source:

	Six Months Ended
	June 30,
	2023	2022
Hardware installation fees	$98,000	$10,000
Hardware & software usage fees	179,263	72,000
Consulting services	-	-
	$277,263	$82,600

Our cost of net revenue was $319,189, resulting in a gross loss of $41,926 for the period ended June 30, 2023. By contrast, this was an improvement of over 90% over the period ended June 30, 2022 with a cost of net revenue of $531,895 and a gross loss of $449,295. Further, nine installations took place in Interim 2023. Credits in Interim 2023 were issued to customers as compensation for missed expectations with respect to product reliability and performance. The credits, as a reduction to invoice amount totaled $44,810 compared to $19,400 for Interim 2022. Customer credits were largely discontinued after September 2023 and are now issued on a very selective basis. The Company continues to improve products through the release of software updates.

Cost Reductions

The Company’s management team has led a series of significant efforts to reduce costs in order to responsibly navigate today’s evolving financial and business markets. During May 2023, Miso instituted an operating discipline that has reduced the Company’s average monthly cash operating burn by over 30% versus the prior months of 2023. The Company expects to maintain this 30% reduction throughout the entire second half of 2023.

The Company has also successfully completed certain complex transactions that will further reduce its operating expense burden by an additional $4 million, including:

•	Office Lease: Miso undertook and completed a restructuring of its corporate office lease, which will reduce approximately $1.7 million of costs over the next 18 months. It also successfully reduced its remaining lease term from five years to eighteen months, which provides Miso with far more optionality in its future decision-making. These changes do not impact Miso’s AI and robotics development lab located across the street from its corporate offices;

•	Equipment Leasing Facility: The Company recently restructured its equipment leasing facility with Camber Road, one of its two equipment financing facilities. This will reduce Miso’s out-of-pocket expenses by approximately $1.8 million over the next 36 months; and

•	Removing Outdated Flippys from Certain Legacy Partners: The Company analyzed its restaurant partnerships and determined that a handful of legacy Flippy installations were demanding an outsized portion of the Company’s technical support and engineering resources. These reasons included being located in hard-to-reach locations, prolonged wifi connectivity challenges, and other key issues that prevented Flippy from operating optimally. Accordingly, the Company has begun the process of removing these expense-heavy Flippy units in order to redirect its focus and resources towards higher priority partnerships, as well as towards the engineering efforts that support the next generation Flippy.

Liquidity and Capital Resources

Assets and Sources of Liquidity

To date, our operations have been financed by our exempt offerings of securities made in reliance on Regulation A, Regulation CF and both Rule 506(c) and Rule 506(b) of Regulation D. While we have generated limited revenue, that revenue has not been enough to sustain operations.

Cash and Cash Equivalents

As of June 30, 2023, the Company’s cash and cash equivalents were $11,617,714 compared to $10,676,321 as of December 31, 2022. Cash represents the largest component of our current assets, with smaller amounts recorded as prepaid expenses and accounts receivable.

Inventory

Inventory increased significantly from $2,308 at December 31, 2022 to $2,171,596 at June 30, 2023 as we acquired additional raw materials to meet increased expected demand from both existing customers and new potential customers.

Property and Equipment

The net value of property and equipment (cost less accumulated depreciation) decreased from $1,329,036 to $1,092,873 between December 31, 2022 and June 30, 2023. This decrease was the result of depreciation, rather than a reduction in customer installations.

Right of Use Assets

Our non-current assets include right of use assets associated with our operating leases and finance lease. We have aligned the right-of-use assets as of June 30, 2023 and December 31, 2022 with ASC 842 capital leasing guidelines. For the year ended December 31, 2022, we recorded $4,714,470 for the operating lease right of use, and $5,799,640 for the financing lease right of use, with $4,204,877 and $4,993,434 at June 30, 2023, respectively.

Sales of Securities

In the six month period ended June 30, 2023 the Company received stockholder consent to convert all existing shares of capital stock to common stock, and then engaged in a sale of its Series A-1 Preferred Stock to Ecolab, resulting in proceeds of $15,015,002 as of June 30, 2023.

Liabilities and Material Commitments

Accounts Payable

Between December 31, 2022 and June 30, 2023 we experienced a decrease in accounts payable to non-related parties from $3,825,888 to $2,473,686. At the same time, accounts payable to a related party increased from $397,788 to $500,288.

Right of Use Liabilities

Our liabilities include right of use liabilities associated with our operating leases and finance lease. We have included the right of use liability as of December 31, 2022 to align with ASC 842 capital leasing guidelines. For the year ended December 31, 2022, we recorded liabilities of $4,775,186 for the operating lease right of use, and $5,448,811 for the financing lease right of use, and at June 30, 2023 we recorded liabilities of $4,310,988 for the operating lease right of use, and $4,660,056 for the financing lease right of use.

While our current assets exceed our current liabilities by an amount of $8,153,294 as of June 30, 2023, the Company is still reliant on investor financing to support its operations, and anticipates undertaking new offerings of securities to investors in 2023 and 2024 utilizing Regulation Crowdfunding, Regulation A, and Regulation D.

Restricted Cash

The Company established a letter of credit to one of its banks amounting to $1,174,489, which was included as non-current restricted cash on Miso’s consolidated balance sheet as of December 31, 2022. This letter of credit was a requirement of one of its operating lease agreements. As a result of a renegotiation of the lease, a payment of $1,121,694 was made on September 5, 2023, and the remaining balance of $52,794.60 was deemed unrestricted. Restricted cash as of December 31, 2023 was $0.

Cash Flows

Historical Cash Flows

	Six Months Ended June 30
	2023	2022
Net Cash Used in Operation Activities	$(13,354,980)	$(21,352,335)
Net Cash Used in Investing Activities	$(1,388,943)	$(2,662,168)
Net Cash Provided by Financing Activities	$15,685,316	$18,759,088

At June 30, 2023, our principal source of liquidity was cash and cash equivalents, which we achieved through our offerings of securities as discussed below in greater detail. We believe that additional financing will be required to meet our cash needs to continue development of the Company’s products.

Operating Activities

Cash used in operating activities included net loss adjusted for several non-cash items such as depreciation & amortization, stock-based compensation, and other non-cash expenses.

Investing Activities

Primary investing activities included purchase of property and equipment, along with the issuance of a loan to a related party, which was partially repaid in 2023.

Financial Activities

Primary sources of our financial activities included net proceeds from issuance and sales of the Company’s capital stock.

Previous Financing

The following summarizes the Company’s financing history:

2023 Stock Purchase Agreement & Issuance of Warrants

On March 10, 2023, Miso and Ecolab entered into a stock purchase agreement whereby Miso agreed to sell and issue 3,015,323 shares of Series A-1 Preferred Shares to Ecolab for a total purchase price of $15,000,001.67. Use of the funds includes product development and other operating expenses. The securities were sold pursuant to Rule 506(c) of Regulation D.

Furthermore, Ecolab was issued warrants which allow it to purchase up to 3,015,323 shares of Series A-1 Preferred Stock (at a per share price of $4.97) or other preferred stock. If the warrants are exercised for the latter, then the price per share shall be the number of shares equal to $15,000,001.67 divided by the lesser of the “original issue price” of such other preferred stock and $4.9745920, in each case, prior to (or in connection with) the expiration of these warrants, which will no longer be exercisable as of 5:00 p.m., Pacific time, on March 10, 2033.

In May 2023, the Company issued warrants to J&R Pikover Family Trust that allow it to purchase up to 11,765 shares of Common Stock with an exercise price of $4.25 per share. The warrants vest in tranches through February 2024, and expire June 2033.

In May 2023, the Company issued warrants to Jake Brewer, allowing the purchase of up to 12,500 shares of Common Stock with an exercise price of $4.25 per share. The warrants expire in June 2033.

Prior Regulation A, Regulation D and Regulation CF Offerings, and Stock Conversions

On October 12, 2023, Miso completed a Regulation CF offering of Common Stock and issued 981,320 shares for gross proceeds of $4,877,160.40. Additionally, Miso issued 43,313 bonus shares. In connection with the raise, Miso incurred issuance costs of approximately $424,915.22 as of October 18, 2023. Miso issued the shares at a price per share of $4.97.

2022 Common Stock Conversion

In December 2022, all preferred shares were converted into Common Stock at the applicable conversion rates listed below (the “2022 Stock Conversion”).

2022 Series E

In 2022, the Company completed Regulation A+ and Regulation D offerings of Series E preferred stock and issued 3,470,259 shares for gross proceeds of $36,269,524. In connection with the raise, the Company incurred offering costs of $1,585,284. The Company originally issued the shares at a price of $10.05 per share, and in October 2022, the Company increased the price in the offering to $11.06 per share. All of these shares were converted to Common Stock in the 2022 Stock Conversion at a rate of one Common Share for each one share of Series E Preferred Stock.

2022 Common Stock Split

On January 11, 2022, the Company effected a forward stock split of its authorized, designated, issued, and outstanding shares of common stock in the applicable amounts listed below (the “2022 Stock Split”).

2021/22 Series D

In 2021, the Company executed Regulation A+ and Regulation D offerings of Series D preferred stock. Under the Regulation A+ offering, the Company issued 385,286 shares for gross proceeds of $24,887,661. Under the Regulation D offering, the Company issued 17,561 shares for gross proceeds of $1,054,730. The Company originally issued the shares at a price of $56.62 per share (or $8.09 after adjustment for the “2022 Stock Split”), and in October 2021, the Company increased the price in the offering to $67.94 per share. The Company also incurred offering costs of $150,549 in 2022. All of these shares were converted to Common Stock in the 2022 Stock Conversion at a rate of 7.000494559841740850642927794 Common Shares for each one share of Series D Preferred Stock.

2020/21 Series C

In 2020 and 2021, the Company collected gross proceeds of $22,846,499 from its Regulation A+ and Regulation D offering of Series C preferred Stock. All of these shares were converted to Common Stock in the 2022 Stock Conversion at a rate of 7.000081586032471240923553888 Common Shares for each one share of Series C Preferred Stock.

2019/2020 Notes & Conversions to Equity

In September 2019, the Company issued six senior secured promissory notes (the “2019 Notes”) for an aggregate principal amount of $2,744,667 with a maturity date of September 30, 2021. In 2020, the Company received an additional $889,982 (the “2020 Notes,” and collectively with the 2019 Notes, the “Notes”) in proceeds from issuing three additional notes with the same terms and maturity date. The Notes included an interest rate of 10% and conversion discount of 20% from any equity financing into which the Notes would convert.

In March 2021, the Company repaid $1,394,257 of the Notes comprised of principal of $1,212,500 and accrued interest of $181,757. In April 2021, the remaining balances of the Notes were converted into Series C Preferred Stock of the Company, comprised of a principal amount of $2,422,148 and accrued interest of $272,658, at a per share price of $13.728, which represented a 20% discount to the Company’s then most recent per share price of $17.16. This resulted in the issuance of 196,300 shares of Series C Preferred Stock.

In connection with the Notes, the Company also granted to the noteholders warrants to purchase common stock equal to the principal amount of the Notes divided by the warrant exercise price. As of December 31, 2022 and 2021, there were warrants outstanding for an aggregate of 2,539,173 shares of common stock, which were issued to the noteholders with an exercise price of $1.43 per share, expiring September 30, 2029. These warrants were valued at $11,582 for the 2019 Notes and $123,968 for the 2020 Notes. The Notes were recorded as a discount to the note payable balances that were amortized under the effective interest method over the life of the notes.

Indebtedness

As of March 8, 2024, the Company had the following indebtedness:

Name	Amount Outstanding	Interest Rate		Start Date		Maturity Date
Farnam Street Financial	$1,626,760	3.48%		8/1/2022	(1)	1/31/2025
Camber Road Partners	$4,890,210	12.50%		9/1/2023	(2)	8/31/2026
Bit Playhouse LLC	$188,295	3.50	%(3)	9/1/2023		2/28/2025
J. and R. Pikover Family Trust	$795,175	3.25	%(3)	11/1/2021		10/31/2026

(1) Start date of fixed monthly rental payments; interim payments were made starting April 2022.

(2) Start date of fixed monthly payments were made starting August 2022.

(3) Interest rate is zero-risk discount rates of 3.50% and 3.25% used to capitalize the stream of real estate lease payments on both these leases.

Previous Offerings of Securities

We have made the following issuances of securities within the last three years:

Date of Previous Offering	Offering Exemption Relied Upon	Type of Securities Offered	Amount of Securities Sold		Use of Proceeds
March 26, 2020	Regulation A+ Rule 506(c) of Regulation D	Series C Preferred Convertible into Common Stock(1)	$22,846,499	(2)	Working capital
January 22, 2021	Regulation A+ Rule 506(c) of Regulation D	Series D Preferred Convertible into Common Stock(1)	$26,103,530	(2)	Working capital
February 10, 2022	Regulation A+ Rule 506(c) of Regulation D	Series E Preferred Convertible into Common Stock(1)	$36,269,524	(2)	Working capital
March 10, 2023	Rule 506(c) of Regulation D(3)	Series A-1 Preferred Stock	$15,000,001		Working capital
October 12, 2023	Regulation CF	Common Stock	$4,877,160		Working capital

(1) All shares sold in the Regulation A+ and Regulation D identified offerings were converted into Common Stock in the 2022 Stock Conversion.

(2) Combined Regulation A+ and Regulation D.

(2) The Company is in the process of closing a Regulation D fundraise, from which it expects to collect less than $2 million.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $11,530,118 and $20,773,600 for the six months ended June 30, 2023 and 2022, respectively, and has incurred negative cash flows from operations for the six months ended June 30, 2023 and 2022. As of June 30, 2023, the Company had an accumulated deficit of $104,750,043 and cash of $11,617,714, relative to negative operating cash flows of $13,354,980 in June 30, 2023. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

Plan of Operations

In 2024, Miso intends to focus on:

•	Optimizing and improving the current version of Flippy;

•	Boosting Flippy customer support through new and improved offerings for 24/7 remote support, regular unit maintenance, and improved employee training for existing customers, while also optimizing remote support to reduce the costs associated with these services;

•	Finishing our implementation of cost discipline and optimization, including by offshoring certain roles;

•	Executing the launch of our new innovation showroom in conjunction with CaliBurger;

•	Implementing a new, improved, and less expensive employee on-boarding and maintenance system;

•	Improving the customer tools and instructions for rolling out new Flippys, along with launching a new service for customers to simplify and accelerate receiving local permits that may be required when installing Flippy;

•	Executing maintenance of our library of patents and IP;

•	Designing the next generation of Flippy with a focus on making it smaller, faster, more reliable, and cheaper to produce;

•	Dedicating a small amount of resources to exploring new strategies and potential partnerships for our early-stage Innovation Lab products;

•	Optimizing our data gathering and analysis to drive both improved internal decision-making and exploration of external monetization opportunities;

•	Implementing a new system and software tools for managing the Company’s inventory and inventory purchasing; and

•	Building out new pricing strategies for Flippy.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office	Approximate Hours Per Week

Executive Officers
James Jordan	Chairman & President	43	May 2023 - Present	5 Hours
Richard Hull	CEO	53	May 2023- Present	Full Time
John DiLoreto	CFO	72	Appointed as interim June 2023, Permanent January 2024 - Present	Full Time
Bachir Kharraja	CTO	55	November 2023- Present	Full Time
Directors
James Jordan	Director	43	August 2020- Present	As needed
Joseph Essas	Director	50	December 2019- Present	As needed
Thomas Bruderman	Director	53	March 2020- Present	As needed
John Miller	Director	45	November 2022- Present	As needed
Significant Employees
Daehwan Kim	Vice President & Head of Technical Operations	49	August 2022- Present	Full Time
Alana Abbitt	Vice President & Head of Product Development	36	January 2023- Present	Full Time
Nadia Cardinale	Vice President & Head of Human Resources	34	August 2020- Present	Full Time
Rob Anderson	VP of Hardware Engineering, Co-Founder	29	September 2016- Present	Full Time

James “Buck” Jordan, Chairman & President

James (“Buck”) Jordan founded Miso Robotics in 2016 and was a Director of the company from 2017 through March 2019. Buck is currently the acting President and Chairman of the Board of Directors of Miso. In addition to his role at Miso Robotics, Buck has been a Partner at Wavemaker Partners since 2018 and founded Vebu Labs (formerly Wavemaker Labs), a corporate venture studio in 2016. Concurrently with his role with Miso Robotics, Buck serves on the boards of Graze Inc., Nommi, Inc., 800 Degrees Go, Inc., Piestro, Inc., Miso Robotics, Inc., Future Acres, Inc., Future Pearl Labs, Inc., Wing Zone Labs, Inc., Wavemaker Labs, Inc., PopID, Inc., and Serve Robotics, Inc.. Buck also currently is an officer of Nommi, Inc., 800 Degrees Go, Inc., Piestro, Inc., Future Acres, Inc., Future Pearl Labs, Inc., Wing Zone Labs, Inc., Wavemaker Labs Asia, Inc., and Wavemaker Labs, Inc. Prior to founding Wavemaker Labs, Buck was Managing Partner at an early-stage venture fund, Canyon Creek Capital, a position he has held since 2010. Buck is a technologist and early-stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high growth markets such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media, and several others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Richard Hull, Chief Executive Officer

Richard Hull was also an early Miso investor, and has worked with the Company’s board of directors to structure a CEO compensation package that is heavily success-based to align his interests with those of other Miso shareholders like himself. Mr. Hull has been operating technology and media companies with both national and international footprints for over 25 years. Most recently, he founded Pongalo, which was later renamed Vix and is the largest Spanish-language streaming service in the world. Vix combines a custom-built technology stack capable of supporting millions of concurrent streams at scale; a powerful data collection and monetization engine; and licensed and owned IP rights. It was acquired in 2021 by TelevisaUnivision, the world’s largest Spanish-language media company, and was 2023’s Apple’s TV App of the Year, the first Spanish-language app to ever win Apple’s top global honor. After a two-year commitment during which he oversaw a P&L of approximately $1.5 billion, Mr. Hull left TelevisaUnivision and joined Miso. For Vix, Variety awarded Mr. Hull its Dealmaker of the Year honors; Forbes named him to its Forbes 1000 list of America's top entrepreneurs; and OTT.X, the trade organization of Hollywood's streaming industry, awarded him its OTT.X Hero Award. Previously, he was founder and CEO of Avalanche! Capital, where he built a portfolio of 30 successful tech and media investments, and acted as adviser on over $1 billion of deals with Disney, Netflix, and others.

John DiLoreto, Chief Financial Officer

John DiLoreto is an experienced CFO and senior finance and accounting executive who holds degrees from Stanford Graduate School of Business, Massachusetts Institute of Technology, and University of California at Berkeley. He has held management and executive roles at companies large and small, including Intel, 3Com, Virtual Microsystems, and Jenmar Visual Systems. He has extensive experience in complex corporate finance and accounting transactions; US GAAP accounting standards; financial planning and analysis; external audits; cash flow management; finance system transitions; and other finance-related procedures. He joined Miso on an interim basis in June of 2023, and assumed the role on a permanent basis as of January 1, 2024.

Bachir Kharraja, Chief Technology Officer

Bachir Kharraja holds two PhD's, the first in Physics and the second in Astrophysics, along with a master’s degree, and he has held senior roles at large and small companies that include Motorola, iRobot, and Bluefin Robotics.  He has extensive experience developing software and robotics, and he was most recently CTO of skyTran, where he evolved an academic research project born in a NASA laboratory into a launchable jet-like vehicle for urban transportation

Joseph Essas, Director

Joseph Essas is a technology executive and investor. Most notably, for over a decade, Joseph served as the President and Chief Technology Officer at OpenTable, a part of Booking Holdings. In this role, Joseph provided leadership for all Product Development and Engineering initiatives at the company, in addition to leading Data Science and Operations. Prior to his tenure at OpenTable, Joseph served as the Chief Technology Officer at eHarmony, where he had the responsibility of overseeing and guiding the engineering, operations, and growth of the company within the online dating industry. Before that, Mr. Essas held the position of Vice President of Engineering at Yahoo!, where he managed engineering teams dedicated to the search marketing division, contributing to Yahoo!'s technology presence in the industry. Outside of his corporate roles, Joseph actively engages as a technology investor, utilizing his extensive industry knowledge to identify and support promising ventures.

Thomas Bruderman, Director

Thomas Bruderman is a founder and Managing Partner of MAG Ventures, an early to mid-stage venture fund. Mr. Bruderman founded MAG Ventures in 2007. Prior to founding MAG, he was Senior Equity Trader and responsible for the entire healthcare group at Fidelity Investments (FMR) in Boston, Massachusetts. During his seven-plus years at Fidelity, from 1998 to 2005, Mr. Bruderman’s responsibilities included trading, personnel management and investment research and analysis. Before being recruited to Fidelity Investments, Mr. Bruderman was Managing Director and Head of Equities at Merit Capital, a Connecticut-based boutique Investment Bank.

Mr. Bruderman previously served as a registered representative with a subsidiary of Fidelity from 1999 to 2004. In April 2006, Mr. Bruderman was barred from association with any FINRA member firms following a non-appearance at an interview with FINRA representatives. Mr. Bruderman was further sanctioned by the SEC in March 2008 and April 2011 for receiving undocumented compensation related to his activities placing orders for securities transactions, and failing to disclose certain conflicts of interest.

Additionally, Mr. Bruderman is Chairman of AI based cybersecurity company DarkLight and Vice-Chairman and Corporate Secretary of emerging media company, Allyance Media Group. Mr. Bruderman has over twenty-five years of experience in the finance and asset management industry, spanning both financial structuring and operational experience. He earned a BS in Finance from Providence College.

John Miller, Director

John Miller is the CEO of PopID and the Chairman of Cali Group, a holding company focused on technology investments in the restaurant and retail industries.  Through Cali Group, he has been a co-founder and seed investor in Cali Group’s portfolio companies, including: CaliBurger, Super League Gaming (Nasdaq: SLGG), Miso Robotics, Kitchen United, Vyblee, and PopID.  Prior to starting Cali Group, John was an early employee at Arrowhead Pharmaceuticals (NASDAQ: ARWR) and helped grow it over 8 years.  John graduated Order of the Coif from Stanford Law School in 2003.

Daehwan Kim, Vice President & Head of Technical Operations

Daehwan Kim is an operations expert with over two decades of experience. He previously held senior program management roles at Google, Lenovo, and Motorola. His career has spanned the development and delivery of cutting-edge technology products, mobile communication network and devices, consumer electronics, and robotic systems, from initial concepts to mass market launches.  As Lead Program Manager or a head of program management, he has delivered over 800 technical acceptances of mobile and consumer electronic devices, launched Google's very first global smartphone assembled in U.S, the world first shattershield smartphone, and immersive mobile experiences through multiple modification devices. He also authored the product requirement document of the world's first 5G device, and the product development process currently used in Google and Motorola Mobility.  In his tenure at Coupang Corp., a South Korean e-commerce giant, he quadrupled site traffic through multiple feature enhancements, while directly and indirectly managing over 1,500 software engineers across the United States, China, Taiwan, and Korea. He joined Miso in August of 2022.

Alana Abbitt, Vice President & Head of Product Development

Alana Abbitt leads product development of Miso’s current portfolio and innovation initiatives under co-development agreements. She is also interim Customer Success/Sales Lead.  Prior to joining Miso, Alana worked at Amazon where she built and ran the services organization for consumer electronics and IoT company, Ring, both before and after its acquisition by Amazon.  At Ring, she was responsible for the product strategy, including P&L and go-to-market, in over 200 markets. Throughout her career, Alana has worked in startups and public companies in the tech industry building and scaling service-based businesses. She holds a bachelor's degree from USC Marshall School of Business and an MBA from NYU Stern.

Nadia Cardinale, Vice President & Head of Human Resources

Nadia Cardinale has over a decade of human resources experience in engineering- heavy companies in the Aerospace, Manufacturing and Assembly, and Robotics and AI industries. Nadia’s experience includes union negotiations, forming strategic partnerships among managers and departments, rapidly growing teams, implementing employee-first policies, owning site-wide FAA/DOT processes and audits, and automating various administrative heavy tasks in HR. She created and implemented employee-first programs such as employee recognition programs and internship programs at various business units across Crane Company and at Miso Robotics. At Miso Robotics, Nadia created the HR department from scratch with policies and procedures that promote a creative work environment. Nadia is a strategic HR partner to individuals and teams she is supporting.

Rob Anderson, Vice President of Hardware Engineering, Co-Founder

Rob Anderson is a Co-Founder and the Vice President of Hardware Engineering at Miso Robotics. He leads the hardware development of Miso's autonomous cooking platform. Rob is driven to build teams around technology to elevate the way people eat and live their daily lives. Prior to founding Miso Robotics, Rob worked at Microsoft in 2015 where he supported the international development of the Surface manufacturing lines. At SpaceX in 2016, Rob also helped develop internal tools to understand component lifetime after multiple rocket launches. He earned his degree in Mechanical Engineering from the California Institute of Technology in 2016, where he founded an interdisciplinary program to evaluate the next generation of energy storage for vehicles.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2023, the Company’s three highest compensated executive officers and directors were:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Michael Bell(1)	CEO	$148,032	$347,500	$495,532
Daehwan Kim	Vice President and Head of Technical Operations	$260,442	$0	$260,442
Alana Abbitt	Vice President and Head of Product Development	$253,873	$0	$253,873

(1)	Michael Bell was terminated on May 19, 2023. He received a bonus and severance package shown in other compensation.

Stock Plans

Super Volcano, Inc. 2016 Stock Plan

The Company has adopted the Super Volcano, Inc. 2016 Stock Plan (“2016 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2016 Plan was 3,264,842 shares as of December 31, 2022. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amount granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. As of December 31, 2022, there were 228,792 shares available for grant under the 2016 Plan. Stock options granted under the 2016 Plan typically vest over a four-year period.

Miso Robotics, Inc. 2017 Stock Plan

The Company has adopted the Miso Robotics, Inc. 2017 Stock Plan (“2017 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2017 Plan was 8,068,774 shares as of December 31, 2022. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amount granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options and restricted common stock comprise all of the awards granted since the 2017 Plan’s inception. As of December 31, 2022, there were 576,990 shares available for grant under the 2017 Plan. Stock options granted under the 2017 Plan typically vest over a four-year period.

Restricted Common Stock

As of December 31, 2022 and 2021, the Company had 2,129,015 and 2,164,015 restricted shares of common stock outstanding under the option plans, respectively. As of December 31, 2022 and 2021, 2,085,265 and 2,000,077 shares were vested, respectively. The Company recorded stock-based compensation expenses of $12,113 and $38,275 in the consolidated statements of operations for the years ended December 31, 2022 and 2021, respectively. Total unrecognized compensation cost related to non-vested restricted common stock amounted to $2,563 and $11,988 as of December 31, 2022 and 2021, respectively, which is expected to be recognized in 2023.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of March 8, 2024 Miso’s voting securities that are owned or controlled by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of Class	Name of Holder and Address	Amount and nature of ownership	Amount and nature of ownership acquirable	Percent of Class
Common Stock	James Jordan(1) 1661 E Franklin Ave El Segundo CA 90245	10,399,930 (9,073,549 shares held through Future VC SPV, LLC)	12,485,365 (10,241,716 through Future VC SPV, LLC)	20.615%
Common Stock	New Direction Trust Company FBO Various Custodial Accounts(2) 1070 W Century Dr, Louisville, CO 80027	6,425,007	6,425,007	10.601%
	DealMaker Transfer Agent(2) 16540 Pointe Village Drive, Suite 201J Lutz, Florida, 33558	7,262,510	7,262,510	11.983
Series A-1 Preferred Stock	Ecolab, Inc.(3) 1 Ecolab Place St. Paul, Minnesota 55102	3,015,323	3,015,323	100%
Common Stock	Joseph Essas	105,000	126,000	0.209%
Common Stock	Thomas Bruderman	0	198,869	0%
Common Stock	John Miller	0	235,235	0.390 $
Common Stock	Daehwan Kim	0	86,500	0%
Common Stock	Alana Abbitt	0	80,000	0%
Common Stock	Nadia Cardinale	0	63,500	0%
Common Stock	Officers and Directors as a Group	10,740,165	13,275,469	21.214%

(1)	James Jordan has the voting power with respect to the shares of Common Stock.
(2)	DealMaker and New Direction Trust Company are transfer agents. James Jordan, Miso’s President, has the voting power with respect to the shares of Common Stock
(3)	Ross Skadsberg,Vice President Growth Ventures has the voting power with respect to the shares of Series A-1 Preferred Stock.

The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Loans

In July of 2022, Miso loaned Future VC, a related party, $1,500,000 at an annual interest rate of 12% (later increased to 17%), plus fees paid to Miso of $35,000, pursuant to a senior, secured promissory note, as amended (the “Future VC Note”) to support an effort to develop an experimental robot that would remove the pits and skin of avocados. The goal was to decrease preparation time and increase throughput of avocados used in guacamole production. With Future VC taking most of the development risk, the hope was that Miso could create a financial gain, as well as also receive critical knowledge from this effort which Miso could then deploy across Flippy and its own products.

In the second half of 2023, Future VC (via a related entity known as Vebu Labs, Inc. (“Vebu Labs”)) made headlines globally when it announced that its automated “Autocado” product was launching in a pilot program at Chipotle. As of December 31, 2023, the remaining principal and accrued interest of the Future VC Note is approximately $268,907. Additionally, Miso’s new leadership negotiated a grant of warrants from Vebu Labs to Miso which allows Miso to purchase up to 25,000 shares of Vebu Labs at a price of $5.57 per share at any time prior to October 15, 2033. James Jordan, Miso’s President and Chairman of the Board owns approximately 40% of Vebu Labs.

As of June 30, 2023 and December 31, 2022, the Company had accounts payable with related parties under common control and management of $500,288 and $397,788, respectively.

SECURITIES BEING OFFERED

General

The Company is offering Common Stock to investors in this offering. Under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 5,030,181 shares of Common Stock plus up to 503,018 bonus shares, for an aggregate of 5,553,199 shares. The shares sold in this offering will be subject to an irrevocable proxy whereby all voting rights will be held by the company’s President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Eighth Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Eighth Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of:

●	80,000,000 shares of Common Stock, $0.0001 par value per share.

●	11,684,802 shares of Preferred Stock, $0.0001 par value per share.

●	11,056,183 shares of authorized Preferred Stock are to be designated as Series A-1 Preferred Stock.

As of November 15, 2023, 42,616,458 of shares of Common Stock are outstanding, and 3,015,323 of shares of Series A-1 Preferred Stock are outstanding.

Common Stock

General

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Voting Rights and Proxy

Each holder of the Company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholder, except as provided by law or by the other provisions of the Eighth Amended and Restated Certificate of Incorporation.

In this offering, the subscription agreement that investors will execute grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock sold in this offering. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Preferred Stock simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Preferred Stock, as detailed in the Restated Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Series A-1 Preferred Stock

General

The company has authorized the issuance of Series A-1 Preferred Stock, which contains preferences, and privileges as further described below.

Dividend Rights

The Company is not allowed to declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A-1 Preferred Stock then outstanding first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Series A-1 Preferred Stock subject to the terms of the Series A-1 Certificate of Designation.

Conversion Rights

Voluntary Conversion. Each share of Series A-1 Preferred Stock is convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price of $4.9779468 by the applicable conversion price in effect at the time of conversion.

Mandatory Conversion. Each share of Series A-1 Preferred Stock will automatically convert into the Common Stock of the Company at the conversion terms above in the event of a sale of shares of Common Stock to the public at a price of $24.89 per share.

Voting Rights and Protective Provisions

The holders of the Series A-1 Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock would convert on all matters submitted to a vote of the stockholders.

The Series A-1 Preferred Stock includes protective provisions that require that the Company, before taking certain actions, must first obtain the approval of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock. Such events include liquidation or winding up of the Company, amending the certificate of incorporation, creating additional classes of shares of the Company, redeem any shares of the Company, pay dividends, or change the number of members of the Board of Directors.

Right to Receive Liquidation Preferences

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A-1 Preferred Stock are entitled to receive the amount invested, out of available funds of the Company, prior to any distributions being made to holders of Common Stock, such as the investors in this offering.

Anti-Dilution Protection

Holders of Series A-1 Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A-1 Preferred Stock. If equity securities are subsequently issued by the Company at a price per share less than the Conversion Price of a series of Preferred Stock then in effect, the Conversion Price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Eight Amended and Restated Certificate.

Exclusive Jurisdiction

Under Article 12 of our Eighth Amended and Restated Certificate of Incorporation, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Company;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;

(3) Any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or certificate of incorporation, or bylaws; or

(4) Any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, if, for any reason, the Delaware Chancery Court does not have jurisdiction over an action, then the action may be brought in other federal or state courts with appropriate personal or subject matter jurisdiction.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company.

Under the terms of Article 12 of our Eighth Amended and Restated Certificate of Incorporation, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933 of Securities Exchange Act of 1934. Under no circumstances will investors be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

PLAN OF DISTRIBUTION

The company is offering up to 5,030,181 shares of Common Stock plus up to 503,018 bonus shares, for an aggregate of 5,553,199 shares. We intend for this offering to continue until one year following qualification by the SEC, or until sooner terminated by the Company.

The minimum investment in this offering is 202 shares of Common Stock, or $1,003.94, plus the Transaction Fee of 1.5% of the investment.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with the Common Stock offered in this offering:

Per Share
Public Offering Price	$4.97
Public Offering Price Plus Transaction Fee	$5.04
Commission	$0.23
Proceeds, before expenses, to us	$4.81

Bonus Shares; Discounted Price for Certain Investors

“Bonus Shares” are additional shares of Common Stock that are issued to investors purchasing shares in this offering for no additional monetary compensation, therefore those investors are effectively receiving a discount on the shares of Common Stock they purchase. Bonus Shares have identical rights, privileges, preferences as well as restrictions to the shares of Common Stock purchased. The Investor Processing Fee will be assessed on the full share price of $4.97, and not the effective, post bonus, price, but will not charge any fee on the bonus shares. The Company will absorb the cost of the issuance of the Bonus Shares. Up to 503,018 Bonus Shares are available in this offering.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares.

Volume Perks

Certain investors in this offering are eligible to receive additional shares of Common Stock (effectively a discount) for their shares purchased (“Bonus Shares”) equal to 5% or 10% of the shares they purchase, depending upon the investment level of such investors. See table below. Fractional shares will not be distributed and Bonus Shares will be determined by rounding to the nearest whole share. Investors in the highest bracket of these Bonus Shares will pay an effective price of approximately $4.52 per share before the Investor Processing Fee, a discount of approximately 9%.

Minimum Investment	Bonus
$10,004.61	5% bonus shares
$25,004.07	10% bonus shares

Other Terms

DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA and its affiliates have been engaged to provide the administrative, technology, marketing, and compliance related functions in connection with this Offering. Broker will act as broker-dealer of record, but not for underwriting or placement agent services:

The aggregate compensation payable to the Broker and its affiliates are described below.

Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this Offering, including:

•	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

•	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

•	Coordinating with third party agents and vendors in connection with performance of services;

•	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

•	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

•	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

•	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

•	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

•	Providing white-labeled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

•	Consulting with the Company on question customization for investor questionnaire;

•	Consulting with the Company on selection of web hosting services;

•	Consulting with the Company on completing template for the Offering campaign page;

•	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

•	Providing advice to the Company on preparation and completion of this Offering Circular;

•	Advising the Company on how to configure our website for the Offering working with prospective investors;

•	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

•	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

•	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

•

A cash commission equal to four and a half percent (4.5%) of each investor’s total amount invested in the Offering, with cash commissions and other fees in aggregate not to exceed a maximum compensation of seven and one-tenth percent (7.10%) or $1,801,874.98.

Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted using the online subscription processing platform of DealMaker through our website, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions. We will also be required to pay various third-party expenses to vendors unaffiliated with DealMaker for payment processing, which are not anticipated to exceed 2% of the Offering proceeds.

Once the Offering commences, for these services, we have agreed to pay DealMaker:

•	A $2,000 account maintenance fee, to a maximum of $12,000;

Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and asset creation services. Reach will advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

Once the Offering commences, for these services, we have agreed to pay Reach:

•	A $8,000 marketing advisory fee, to a maximum of $48,000;

•	Supplementary Marketing Services, as may be authorized by the Customer on a case-by-case basis, up to a maximum of an additional $600,000 of compensation for acting as the Company’s agent during the Offering.

The Administrative and Compliance fees, the Technology Services Fees, and the Marketing and Advisory Services Fees described above will, in aggregate, not exceed seven and one tenth percent (7.10%) of a fully subscribed offering, or $1,801,874.98.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Dealmaker Transfer Agent LLC will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, debit card, credit card, or ACH only, physical checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $1,003.94, or 202 shares of Common Stock. Investors will also be responsible for a 1.5% transaction fee paid at the time of investment. This fee is not considered part of the cost basis of the subscribed Securities but will count against the per investor limit set out in the subscription agreement. This fee is subject to the 4.5% commission calculation charged by DealMaker Securities. These expenses are included in the maximum compensation set forth in the section above.

Investors will be required to subscribe to the Offering via the third-party platform managed by Novation Solutions, Inc., and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

The Broker has not investigated the desirability or advisability of investment in the Offering, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Broker’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

EXHIBITS

1.1 DealMaker Securities Order Form**

2.1 Eighth Amended and Restated Certificate of Incorporation^

2.2 Bylaws*

2.3 Certificate of Designation of the Series A-1 Preferred Stock^

3.1 Form of Warrant*

3.2 Ecolab Warrant^

3.3 Pikover Warrant^

4.1 Miso Robotics Form of Common Stock Subscription Agreement^^^

6.1 Note and Warrant Purchase Agreement*

6.2 Series A-1 Preferred Stock Purchase Agreement^

6.3 Amended and Restated Registration Rights Agreement^

6.4 Amended and Restated Stockholders Agreement^

6.5 Loan Agreement with Future VC, LLC (with Amendment)^^

6.6 Equipment Leasing Facility with Camber Road^^

6.7 Form of Master Services Agreement**

11.1 Consent of Independent Auditor

12.1 Miso Robotics – CrowdCheck Law Legality Opinion^^^

* Incorporated by reference from the Company’s previously filed Form 1-A, File No. 024-11789.

^ Incorporated by reference from the Company’s previously filed Form 1-K, File No. 24R-00307.

^^ Incorporated by reference from the Company’s previously filed Form 1-SA, File No. 24R00307

^^^Incorporated by reference form the Company’s previously filed Form 1-A, File No. 024-12380.

** Incorporated by references from the Company’s previously filed Form 1-A, File No. File No.: 024-11964.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pasadena, California, on, March 8, 2024.

Miso Robotics, Inc.

By	/s/ Richard Hull
Richard Hull, Chief Executive Officer
Miso Robotics, Inc.
Date: March 8, 2024

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ John DiLoreto
John DiLoreto, Chief Financial Officer
Miso Robotics, Inc.
Date: March 8, 2024

By	/s/ James Jordan
James Jordan, Chairman and President
Miso Robotics, Inc.
Date: March 8, 2024

By	/s/ Joseph Essas
Joseph Essas, Director
Date: March 8, 2024

By	/s/ Thomas Bruderman
Thomas Bruderman, Director
Date: March 8, 2024

By	/s/ John Miller
John Miller, Director
Date: March 8, 2024

MISO ROBOTICS, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2022 and 2021

To the Board of Directors of

Miso Robotics, Inc.

Pasadena, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Miso Robotics, Inc. and subsidiary (the “Company”) which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated profits since inception and has sustained net losses of $45,423,112 and $25,135,863 for the years ended December 31, 2022 and 2021, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2022 and 2021. As of December 31, 2022, the Company had an accumulated deficit of $94,378,371 and cash of $10,676,321, relative to negative operating cash flows of $39,939,910 in 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that is free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

July 7, 2023

MISO ROBOTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$10,676,321	$13,742,525
Accounts receivable, net	87,700	31,650
Inventory	2,308	731,180
Prepaid expenses and other current assets	355,541	419,129
Deferred offering costs	-	6,875
Total current assets	11,121,870	14,931,359
Property and equipment, net	1,329,036	783,003
Operating lease right of use assets, net	4,714,470	-
Finance lease right of use assets, net	5,799,640	-
Restricted cash	1,174,489	-
Deposits and other assets	805,634	173,917
Total assets	$24,945,139	$15,888,279

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,825,888	$2,195,449
Accounts payable, related party	397,788	-
Accrued expenses and other current liabilities	361,313	174,192
Operating lease right of use liabilities, current portion	887,198	-
Finance lease right of use liabilities, current portion	1,721,760	-
Total current liabilities	7,193,947	2,369,641
Future equity obligations	241,053	-
Operating lease right of use liabilities	3,887,988	-
Finance lease right of use liabilities	3,727,051	-
Total liabilities	15,050,039	2,369,641

Commitments and contingencies

Stockholders' equity:
Series E convertible preferred stock, $0.0001 par value, 7,462,686 shares authorized, 0 shares issued and outstanding as of both December 31, 2022 and 2021	-	-
Series D convertible preferred stock, $0.0001 par value, 706,464 shares authorized, 0 and 402,847 shares issued and outstanding as of December 31, 2022 and 2021, respectively; liquidation preference of $0 and $22,809,197 as of December 31, 2022 and 2021, respectively	-	40
Series C convertible preferred stock, $0.0001 par value, 1,748,252 shares authorized, 0 and 1,518,093 shares issued and outstanding as of December 31, 2022 and 2021, respectively; liquidation preference of $0 and $26,050,476 as of December 31, 2022 and 2021, respectively	-	152
Series B convertible preferred stock, $0.0001 par value, 997,616 shares authorized, 0 and 997,616 shares issued and outstanding as of December 31, 2022 and 2021, respectively; liquidation preference of $0 and $10,050,083 as of December 31, 2022 and 2021, respectively	-	100
Series A convertible preferred stock, $0.0001 par value, 769,784 shares authorized, 0 and 769,784 shares issued and outstanding as of December 31, 2022 and 2021, respectively; liquidation preference of $0 and $3,164,433 as of December 31, 2022 and 2021, respectively	-	77
Common stock, $0.0001 par value, 80,000,000 and 70,000,000 shares authorized as of December 31, 2022 and 2021, respectively; 41,516,589 and 12,165,650 shares issued and outstanding as of December 31, 2022 and 2021, respectively, 43,750 and 163,938 shares unvested as of December 31, 2022 and 2021, respectively	4,151	1,216
Additional paid-in capital	109,144,939	66,182,996
Subscription receivable	(4,272,401)	(1,188,848)
Loan and interest receivable, related parties	(741,800)	-
Accumulated deficit	(94,378,371)	(51,477,045)
Total stockholders' equity attributable to Miso	9,756,518	13,518,688
Noncontrolling interests	138,582	(50)
Total stockholders' equity	9,895,100	13,518,638
Total liabilities and stockholders' equity	$24,945,139	$15,888,279

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2022	2021
Net revenue	$272,850	$31,650
Cost of net revenue	599,266	233,399
Gross profit (loss)	(326,416)	(201,749)

Operating expenses:
Research and development	20,150,944	11,172,891
Sales and marketing	12,274,789	7,808,416
General and administrative	12,591,520	5,660,828
Total operating expenses	45,017,253	24,642,135

Loss from operations	(45,343,669)	(24,843,884)

Other income (expense):
Interest expense	(202,926)	(796,579)
Interest income	121,405	-
Other income	2,078	504,600
Total other income (expense), net	(79,443)	(291,979)

Provision for income taxes	-	-
Net loss	$(45,423,112)	$(25,135,863)

Net loss attributable to noncontrolling interests	(2,521,786)	(50)
Net loss attributable to Miso Robotics stockholders	$(42,901,326)	$(25,135,813)

Weighted average common shares outstanding - basic and diluted
	12,193,121	12,139,642
Net loss per common share attributable to Miso Robotics stockholders - basic and diluted	$(3.52)	$(2.07)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

															Loan and		Total
															Interest		Stockholders'
	Series E Convertible		Series D Convertible		Series C Convertible		Series B Convertible		Series A Convertible				Additional		Receivable,		Equity		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscription	Related	Accumulated	Attributable	Noncontrolling	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Parties	Deficit	to Miso	Interests	Equity
Balances at December 31, 2020	—	$—	—	$—	979,868	$98	997,616	$100	769,784	$77	12,124,595	$1,212	$32,264,796	$(7,469,164)	$—	$(26,341,232)	$(1,544,113)	$—	$(1,544,113)
Issuance of Series C preferred stock	—	—	—	—	341,925	34	—	—	—	—	—	—	6,158,588	7,469,164	—	—	13,627,786	—	13,627,786
Conversion of venture debt into preferred stock	—	—	—	—	196,300	20	—	—	—	—	—	—	2,694,786	—	—	—	2,694,806	—	2,694,806
Issuance of Series D preferred stock	—	—	402,847	40	—	—	—	—	—	—	—	—	25,942,351	(1,188,848)	—	—	24,753,543	—	24,753,543
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	41,055	4	44,913	—	—	—	44,917	—	44,917
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	579,655	—	—	—	579,655	—	579,655
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(1,502,093)	—	—	—	(1,502,093)	—	(1,502,093)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,135,813)	(25,135,813)	(50)	(25,135,863)
Balances at December 31, 2021	—	—	402,847	40	1,518,093	152	997,616	100	769,784	77	12,165,650	1,216	66,182,996	(1,188,848)	—	(51,477,045)	13,518,688	(50)	13,518,638
Issuance of Series D preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	161,139	1,188,848	—	—	1,349,987	—	1,349,987
Issuance of Series E preferred stock	3,470,259	347	—	—	—	—	—	—	—	—	—	—	36,269,524	(629,844)	—	—	35,640,027	—	35,640,027
Issuance of common stock of subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	7,074,485	(3,642,557)	—	—	3,431,928	2,660,418	6,092,346
Issuance of loan, and interest to related party, net of repayments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(741,800)	—	(741,800)	—	(741,800)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	94,618	9	91,834	—	—	—	91,843	—	91,843
Conversion of Series A, B, C, D and E preferred stock into common stock	(3,470,259)	(347)	(402,847)	(40)	(1,518,093)	(152)	(997,616)	(100)	(769,784)	(77)	29,291,321	2,929	(2,213)	—	—	—	—	—	—
Forfeitures of restricted common stock	—	—	—	—	—	—	—	—	—	—	(35,000)	(3)	3	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	996,542	—	—	—	996,542	—	996,542
Warrants issued for services	—	—	—	—	—	—	—	—	—	—	—	—	106,462	—	—	—	106,462	—	106,462
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(1,735,833)	—	—	—	(1,735,833)	—	(1,735,833)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(42,901,326)	(42,901,326)	(2,521,786)	(45,423,112)
Balances at December 31, 2022	—	$—	—	$—	—	$—	—	$—	—	$—	41,516,589	$4,151	$109,144,939	$(4,272,401)	$(741,800)	$(94,378,371)	$9,756,518	$138,582	$9,895,100

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(45,423,112)	$(25,135,863)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	996,542	579,655
Warrants issued for services	66,462	-
SAFEs issued for services	241,053	-
Loan origination fee	(25,000)	-
Amortization of debt discount	-	670,943
Bad debt expense	21,600	45,285
Depreciation	410,809	116,866
Loss on disposal of property and equipment	2,120	-
Other income - PPP forgiveness	-	(450,000)
Amortization of right of use assets	236,799	-
Changes in operating assets and liabilities:
Accounts receivable	(77,650)	18,350
Inventory	728,872	(313,148)
Prepaid expenses and other current assets	63,588	(333,075)
Interest receivable, related party	(66,800)	-
Deferred offering costs	6,875	(6,875)
Accounts payable	1,630,439	1,980,404
Accounts payable, related party	397,788	-
Accrued expenses and other current liabilities	187,121	(178,164)
Deferred rent	-	(12,720)
Operating lease right of use liabilities, net	100,716	-
Net cash used in operating activities	(40,501,777)	(23,018,342)
Cash flows from investing activities:
Purchases of property and equipment	(958,962)	(694,709)
Issuance of loan to related party	(1,500,000)	-
Cash received from loan repayments	850,000	-
Deposits and other assets	-	(23,917)
Net cash used in investing activities	(1,608,962)	(718,626)
Cash flows from financing activities:
Issuance of common stock of subsidiary, net of offering costs	6,092,346	-
Repayments of venture debt	-	(1,212,500)
Repayment of finance lease right of use liabilities	(1,149,495)	-
Security deposits from leased equipment	(631,718)	-
Proceeds from issuance of Series C preferred stock	-	13,627,786
Proceeds from issuance of Series D preferred stock	161,139	24,753,543
Collection of subscription receivable	1,188,848	-
Proceeds from issuance of Series E preferred stock	35,640,027	-
Exercise of stock options	91,843	44,917
Offering costs	(1,735,833)	(1,502,093)
Net cash provided by financing activities	39,657,157	35,711,653
Net change in cash, cash equivalents and restricted cash	(2,453,582)	11,974,684
Cash and cash equivalents at beginning of year	13,742,525	1,767,841
Cash, cash equivalents and restricted cash at end of year	$11,288,943	$13,742,525

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$57,393	$181,757

Supplemental disclosure of non-cash financing activities:
Conversion of venture debt and accrued interest to preferred stock	$-	$2,694,806
Subscription receivable on Series D preferred stock	$-	$1,188,848
Subscription receivable on Series E preferred stock	$629,844	$-
SAFEs issued for services	$241,053	$-

Supplemental disclosure of non-cash operating activities:
Warrants issued as payment for operating lease liability	$40,000	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

1.   NATURE OF OPERATIONS

Miso Robotics, Inc. (the “Company”) was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware. The Company changed its name to Miso Robotics, Inc. on October 3, 2016. The Company develops and manufactures artificial intelligence-driven robots that assist chefs to make food at restaurants. The Company is headquartered in Pasadena, California.

In November 2021, the Company became a founding stockholder in Ally Robotics, Inc., (“Ally”) a Delaware corporation whereby the Company was issued 6,600,000 shares of Ally’s common stock in exchange for a 93% interest in Ally. As such, Ally became a subsidiary of the Company (see Note 3). As of December 31, 2022, the Company holds 55.92% interest in Ally. Ally was formed to build affordable, safe, lightweight, and smart robotic arms for the restaurant industry.

2.   GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $45,423,112 and $25,135,863 for the years ended December 31, 2022 and 2021, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2022 and 2021. As of December 31, 2022, the Company had an accumulated deficit of $94,378,371 and cash of $10,676,321, relative to negative operating cash flows of $39,939,910 in 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Principles of Consolidation

These consolidated financial statements include the accounts of Miso Robotics and Ally since November 30, 2021. All intercompany transactions and balances have been eliminated in consolidation.

Stock Split

On January 11, 2022, the Company effected a 7-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuations of common stock, stock options and lease accounting inputs. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. At December 31, 2022 and 2021, all of the Company's cash and cash equivalents were held at one accredited financial institution. As of December 31, 2022 and 2021, the Company had cash of $10,175,451 and $13,241,359, respectively, in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

The Company established a letter of credit to one of its banks amounting to $1,174,489, which was included as non-current restricted cash on the consolidated balance sheet as of December 31, 2022. This letter of credit is a requirement of one of its operating lease agreements.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•     Level 1—Quoted prices in active markets for identical assets or liabilities.

•    Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•    Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Accounts Receivable

Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2022 and 2021, the Company had an allowance for doubtful accounts of $16,875 and $62,160, respectively. During the years ended December 31, 2022 and 2021, the Company recorded bad debt expense of $21,600 and $45,285, respectively, and in 2022 and 2021, the Company recorded $0 and $46,616, respectively, in recovered accounts receivable in other income.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the specific identification cost method. As of December 31, 2022, inventory consisted of robotic raw materials purchased from the Company’s suppliers. As of December 31, 2021, inventory included raw materials as well as work in progress and finished robotic units. In 2022, finished goods were transferred to property and equipment due to a change in management’s intended use of these assets. As of December 31, 2021, there were $215,604 in inventory deposits for materials that the Company has not yet received. This amount is included in prepaid expenses and other current assets in the consolidated balance sheets. Management reviews its inventory for obsolescence and impairment as it is determined necessary.

Inventory consists of the following:

The following inventory was financed from two lenders in 2022, which were sold and leased back under a finance lease. As such, the inventory was classified as right of use assets in the consolidated balance sheets as of December 31, 2022 and were depreciated over the lease term (see Note 11).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

	December 31,	December 31,
	2022	2021
Computer equipment and software	$356,540	$220,876
Kitchen and lab equipment	220,833	120,533
Furniture and fixtures	173,068	47,260
Leasehold improvements	1,262,324	667,534
	2,012,765	1,056,203
Less: Accumulated depreciation	(683,729)	(273,200)
	$1,329,036	$783,003

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations loss in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future discounted cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2022 and 2021.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the consolidated balance sheet.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019 using the modified retrospective transition approach applied to all contracts. Therefore, the reported results for the years ended December 31, 2022 and 2021 reflect the application of ASC 606. Management determined that there were no retroactive adjustments necessary to revenue recognition upon the adoption of the ASU 2014-09. The Company determines revenue recognition through the following steps:

•     Identification of a contract with a customer;

•     Identification of the performance obligations in the contract;

•     Determination of the transaction price;

•    Allocation of the transaction price to the performance obligations in the contract; and

•     Recognition of revenue when or as the performance obligations are satisfied, adjusting for recognition of credits when performance is recognized unsatisfactorily.

Revenue is recognized with the service provided by the hardware and software at the customer location. The Master Service Agreement specifies the amount that the Company expects in exchange for those services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company derives its revenue from hardware installation and hardware & software usage as well as consulting services. Sales tax is collected on sales in California and these taxes are recorded as a liability until remitted. For the year ended December 31, 2022, the Company applied credits totaling $78,200 against the 2022 agreements to reduce the recognized revenues as consideration to the Company’s customers for unsatisfactory performance on the Company’s agreements.

Hardware Installation

The Company satisfies its performance obligation and revenue is recorded at the point in time when hardware is installed at the customer’s location. The Company retains ownership of the installed hardware, including all improvements, enhancements, modifications, and all intellectual rights thereto. The Company invoices customers upon delivery of the hardware, and payments from such customers are due upon invoicing. Installation fees that have been paid but performance obligations have not been satisfied are recorded as deferred revenue.

Hardware & Software Usage

Hardware & software usage fees are recognized as revenue as the performance obligation is satisfied over time. Revenue is recognized monthly over the life of the contract. Service fees that have been invoiced or paid but performance obligations have not been met are recorded as deferred revenue.

Hardware

The Company changed its revenue model in 2022 such that it no longer intends to have hardware revenue from sales of its products. The Company no longer intends to sell its hardware and does not expect any revenue from this category going forward.

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing. Orders or set-up fees that have been paid but performance obligations have not been met are recorded to deferred revenue.

Consulting

Consulting services are recognized at the point in time when the performance obligation has been completed.

Disaggregation of Revenue

The following table presents the Company's revenue disaggregated by revenue source:

	Year Ended
	December 31,
	2022	2021
Hardware installation fees	$105,550	$12,650
Hardware & software usage fees	167,300	14,000
Consulting services	-	5,000
	$272,850	$31,650

Significant Judgements

The Company estimates warranty claims reserves based on historical results and research and determined that a warranty reserve was not necessary as of December 31, 2022 and 2021.

Contract Balances

The Company invoices customers based upon contractual billing schedules, and accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities represent a set-up fee prepayment received from a customer in advance of performance obligations met.

As of December 31, 2022 and 2021, accounts receivable included $0 and $12,150 in unbilled receivables, respectively.

Cost of Net Revenues

Cost of net revenues consists primarily of leased inventory as amortization of Right of Use Asset for parts used in building machines leased to customers. Costs also include tooling and supplies, allocations of facility costs, contractors, freight and delivery, licenses and certifications, and allocations of personnel time in assembly, installation, and servicing.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2022 and 2021 amounted to approximately $9,653,000 and $6,682,000, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

During the years ended December 31, 2022 and 2021, two customers accounted for a total of 66% and 84% of the Company’s revenue, respectively. As of December 31, 2022, two customers accounted for 77% and 11% of the Company’s accounts receivable. As of December 31, 2021, two customers accounted for 60% and 24% of the Company’s accounts receivable.

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its consolidated balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Noncontrolling Interests

Noncontrolling interests are classified as a separate component of equity in the Company's consolidated balance sheets and statements of changes in stockholders’ equity. Net income (loss) and comprehensive income (loss) attributable to non-controlling interests are reflected separately from consolidated net income (loss) and comprehensive income (loss) in the consolidated statements of comprehensive income (loss) and statements of changes in stockholders’ equity. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss. The Company has noncontrolling interests via its subsidiary Ally Robotics.

During the years ended December 31, 2022 and 2021, the Company recorded a loss of $2,521,786 and $50, respectively, attributable to noncontrolling interests.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2022 and 2021 are as follows:

	Year Ended
	December 31,
	2022	2021
Series A Preferred Stock (convertible to common stock)*	-	5,388,488
Series B Preferred Stock (convertible to common stock)*	-	6,983,312
Series C Preferred Stock (convertible to common stock)*	-	10,626,651
Series D Preferred Stock (convertible to common stock)*	-	2,819,929
Common stock warrants	2,742,187	2,656,829
Options to purchase common stock	8,248,236	6,625,752
Total potentially dilutive shares	10,990,423	35,100,961

*In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock at applicable conversion ratios.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016 02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit. The Company elected the package of practical expedients available for existing contracts, which allowed the Company to carry forward our historical assessments of lease identification, lease classification, and initial direct costs and did not require retrospective application. The Company also elected a policy to not apply the recognition requirements of ASC 842 for short-term leases with a term of 12 months or less.

At the commencement date, the Company classifies each lease either as operating lease or finance lease. A lease is a finance lease when it meets any of the following criteria:

a. The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.

b. The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

c. The lease term is for the major part of the remaining economic life of the underlying asset. However, if the commencement date falls at or near the end of the economic life of the underlying asset, this criterion shall not be used for purposes of classifying the lease.

d. The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset.

e. The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

An operating lease is a lease other than a finance lease.

Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make payments arising from the lease. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments: (a) fixed payments (including in substance fixed payments), less any lease incentives, (b) variable lease payments that are based on an index or a rate, (c) the exercise price of an option to purchase the underlying asset if the lessee is reasonable certain to exercise that option, (d) payments for penalties for terminating the lease if the lease term reflects the lessee exercising an option to terminate the lease, (e) fees paid by the lessee to the owners of a special-purpose entity for structuring transaction, and (f) amounts expected to be payable by the lessee under residual value guarantees. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Company’s incremental borrowing rate. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. ROU assets are measured at cost comprising the following: (a) the amount of the initial measurement of lease liability, (b) any lease payments made at or before the commencement date less any lease incentives received, and (c) any initial direct costs.

Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the ROU asset and lease liability when they are at our discretion and considered reasonably certain of being exercised.

After the commencement date, the operating lease liability is measured at the present value of the lease payments not yet paid using the interest rate established at commencement date (unless the rate has been updated after the commencement date). The operating ROU asset is measured at the amount of lease liability, adjusted for, unless the ROU asset has been previously impaired: a) prepaid or accrued lease payments, b) the remaining balance of any lease incentives received, and (c) unamortized initial direct costs. The finance lease liability is measured by increasing the carrying amount to reflect interest on the lease liability and reducing the carrying amount to reflect the lease payments made during the period. The lessee shall determine the interest on the lease liability in each period during the lease term as the amount that produces a constant periodic discount rate on the remaining balance of the liability, taking into consideration the reassessment requirements in. The finance lease ROU asset is measured at cost less any accumulated amortization and any accumulated impairment losses, taking into consideration the reassessment requirements. The finance lease ROU asset is being amortized on a straight-line basis, unless another systematic basis is appropriate over its estimated useful life or lease term, whichever is shorter.

Recently Adopted Accounting Pronouncements

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 on January 1, 2022.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.    PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,	December 31,
	2022	2021
Computer equipment and software	$356,540	$220,876
Kitchen and lab equipment	220,833	120,533
Furniture and fixtures	173,068	47,620
Leasehold improvements	1,262,324	667,534
	2,012,765	1,056,203
Less: Accumulated depreciation	(683,729)	(273,200)
	$1,329,036	$783,003

Depreciation and amortization expense of $410,809 and $116,866 for the years ended December 31, 2022 and 2021, respectively, were included in operating expenses in the consolidated statements of operations.

During the year ended December 31, 2022, the Company recognized a loss on disposal of property and equipment of $2,120.

In 2022, robotic units financed from two lenders amounted to $6,598,307, which were classified as finance lease ROU assets in the consolidated balance sheets as of December 31, 2022 (see Note 11).

5.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,
	2022	2021
Accrued personnel costs	$361,262	$34,486
Accrued legal and professional fees	-	114,706
Other	51	25,000
	$361,313	$174,192

6.    DEBT

Venture Debt

In September 2019, the Company issued six senior secured promissory notes (the “2019 Notes”) for an aggregate principal amount of $2,744,667. In 2020, the Company received an additional $889,982 (collectively the “Notes”) in proceeds from three additional notes with the same terms with a maturity date of September 2021. Upon a vote of the majority in principal amount, the Notes are subject to automatic conversion upon an equity financing of common or preferred stock of proceeds of $2,000,000. Upon the future equity financing, the outstanding principal and any unpaid accrued interest shall automatically convert at a conversion price of 80% of the lowest price per share of the equity securities sold in the future equity financing. The noteholders may elect to convert the principal and any unpaid accrued interest at any time into the type of equity securities issued in the Company’s most recently completed equity financing of proceeds of $2,000,000. The noteholders may convert the principal and unpaid accrued interest at a conversion price of 80% of the price per share of the equity securities sold in the completed equity financing. Prepayments are allowed, subject to various provisions, including an initial minimum payment amount of $500,000 and additional increments of $100,000. Upon the occurrence of an event of default, the Notes shall accrue interest at 13% per annum. The Notes are senior to all other debts and obligations of the Company, were collateralized by all assets of the Company. In conjunction with the Notes, the Company incurred fees of $6,703, which were recorded as a discount to the Notes and are amortized under the effective interest method to interest expense over the life of the Notes. During the years ended December 31, 2022 and 2021, $0 and $3,219 was amortized to interest expense, respectively.

The Company recognized a beneficial conversion feature with respect to the voluntary conversion rights of the noteholders. The beneficial conversion feature was initially valued at a fair value of $697,749 for the 2019 Notes and $346,463 for the 2020 Notes, and was recorded as a discount to the note payable balance that is being amortized under the effective interest method over the life of the notes.

In April 2021, the Company converted principal of $2,422,148 and accrued interest of $272,658 of venture debt to Series C Preferred Stock at a per share price of $13.728, a 20% discount to the offering per share price of $17.16, into 196,300 shares of Series C Preferred Stock. In March 2021, the Company repaid $1,394,257, comprised of principal of $1,212,500 and accrued interest of $181,757, of venture debt to Rise of Miso, LLC and another investor. In connection with the conversions and repayments, the Company amortized the remaining $670,943 of unamortized debt discount to interest expense for the year ended December 31, 2021.

The Notes bore interest at 10% per annum and incurred interest expense of $125,636 for the year ended December 31, 2021.

In connection with the Notes, the Company also granted to the holders warrants to purchase common stock equal to the principal amount of the Notes divided by the warrant exercise price. As of December 31, 2022 and 2021, there were warrants for an aggregate of 2,539,173 shares of common stock outstanding, which were issued to the noteholders with an exercise price of $1.43 per share, expiring after 10 years. As discussed in Note 8, these warrants were valued at $11,582 for the 2019 Notes and $123,968 for the 2020 Notes, and were recorded as a discount to the note payable balance that were amortized under the effective interest method over the life of the notes.

PPP Loan

In April 2020, the Company entered into a loan with a lender in an aggregate principal amount of $450,000 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP Loan is evidenced by a promissory note (“ PPP Loan”). Subject to the terms of the Note, the PPP Loan bears interest at a fixed rate of one percent (1%) per annum, with the first six months of interest deferred, has an initial term of two years, and is unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the applicable forgiveness period, calculated in accordance with the terms of the CARES Act. The Note provides for customary events of default including, among other things, cross-defaults on any other loan with the lender. The PPP Loan may be accelerated upon the occurrence of an event of default. The loan proceeds were used for payroll and other covered payments and in August 2021 received notification of full forgiveness. As such, the Company recorded other income of $450,000 in the consolidated statements of operations of the year ended December 31, 2021.

Future Equity Obligations

In July 2022, Ally entered into a Simple Agreement for Future Equity (“SAFE”) with a vendor who had performed research and development services for Ally under a separate statement of work agreement. The aggregate purchase amount per the SAFE agreement was $241,053, which represented the outstanding payable to Ally for services performed. This amount was included in research and development expenses in the consolidated statements of operations. The outstanding balance of the SAFE at December 31, 2022 was $241,053.

The SAFE is convertible if and upon a preferred stock equity financing, where the SAFE will automatically convert into shares of the preferred stock in the triggering round at a conversion price equal to the greater of: (1) the lowest share pricing in the triggering preferred stock equity financing; (2) the number of shares based upon a valuation of $25,000,000 on Ally’s fully diluted capitalization.

If and upon a liquidation event, the SAFE holder is entitled to either payment of the purchase amount or the amount that would be payable upon conversion of the SAFE to common stock at a valuation of $25,000,000 on Ally’s then fully diluted capitalization. This payment is senior to common stock and junior to debts in priority.

If and upon a dissolution event, the SAFE holder is entitled to payment of the purchase amount. This payment is senior to common stock and junior to debts in priority.

7.   STOCKHOLDERS’ EQUITY

Amended and Restated Certificate of Incorporation

On January 11, 2022, the Company amended its Certificate of Incorporation and effected a 7-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split. The Series A – D preferred stock conversion prices were proportionally adjusted as a result of the stock split. Furthermore, the Company increased its authorized shares of common and preferred stock to 80,000,000 shares and 11,684,802 shares, respectively, including 7,462,686 shares designated as Series E preferred stock.

Convertible Preferred Stock

The Company has issued Series A, Series B, Series C, Series D and Series E convertible preferred stock (collectively referred to as “Preferred Stock”). As of December 31, 2022, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 11,684,802 shares of Preferred Stock, of which 769,784 shares were designated as Series A Preferred Stock, 997,616 shares were designated as Series B Preferred Stock, 1,748,252 shares were designated as Series C Preferred Stock, 706,464 shares were designated as Series D Preferred Stock, and 7,462,686 were designated as Series E Preferred Stock. The Preferred Stock have a par value of $0.0001 per share.

In 2022, the Company completed a Regulation A+ and Regulation D offerings of Series E preferred stock and issued 3,470,259 shares for gross proceeds of $36,269,524. In connection with the raise, the Company incurred offering costs of $1,585,284, and as of December 31, 2022, the Company had a subscription receivable of $629,844 pertaining to the offering. The Company originally issued the shares at a price of $10.05 per share (“Series E Original Issue Price”).

In 2022, the Company received $1,349,987 in proceeds from completion of its offering of Series D preferred stock, including collection of the $1,188,848 in a subscription receivable as of December 31, 2021. The Company also incurred offering costs of $150,549 in 2022.

In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock, at applicable conversion ratios, into an aggregate of 29,291,321 shares of common stock.

In 2021, the Company completed a Regulation A+ offering and issued 330,562 shares of Series C preferred stock for gross proceeds of $5,963,643. The Company also collected $7,469,164 of subscriptions receivable from 2020.

In 2021, the Company completed a Regulation D offering and issued 11,363 shares of Series C preferred stock for gross proceeds of $194,979.

In 2021, the Company executed Regulation A+ and Regulation D offerings of Series D preferred stock. Under the Regulation A+ offering, the Company issued 385,286 shares for gross proceeds of $24,887,661. Under the Regulation D offering, the Company issued 17,561 shares for gross proceeds of $1,054,730. The Company originally issued the shares at a price of $56.62 per share (“Series D Original Issue Price”), and in October 2021, the Company increased the price in the offering to $67.94 per share. As of December 31, 2021, the Company had a subscription receivable of $1,188,848 pertaining to the Regulation A offering.

In April 2021, the Company converted principal of $2,422,148 and accrued interest of $272,658 of venture debt to Series C Preferred Stock at a per share price of $13.728, a 20% discount to the offering per share price of $17.16, into 196,300 shares of Series C Preferred Stock.

As of December 31, 2022 and 2021, 0 and 769,784 shares of Series A preferred stock were issued and outstanding, respectively. As of December 31, 2022 and 2021, 0 and 997,616 shares of Series B preferred stock were issued and outstanding, respectively. As of December 31, 2022 and 2021, 0 and 1,518,093 shares of Series C preferred stock were issued and outstanding, respectively. As of December 31, 2022 and 2021, 0 and 402,847 shares of Series D preferred stock were issued and outstanding, respectively. As of both December 31, 2022 and 2021, 0 shares of Series E preferred stock were issued and outstanding.

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

The holders of Series B preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. The holders of Series A preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of other classes of capital stock unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Preferred Stock on an as-converted basis.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the Series B, Series C, Series D and Series E stockholders, on a pari passu basis, shall be entitled to a liquidation preference equal to the greater of (i) the original issuance price applicable to each series, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series B, Series C, Series D, and Series E preferred stock been converted into common stock. Upon this completion, the Series A stockholders will then be entitled to a liquidation preference in the same manner. After the payment of all preferential amounts to preferred stockholders, the remaining assets available for distribution shall be distributed among common stockholders on a pro-rata basis. The liquidation preference per share for Series A, Series B, Series C, Series D and Series E preferred stock are $4.1108, $10.0744, $17.16, $56.62 and $10.05 respectively.

The total liquidation preferences as of December 31, 2022 and 2021 amounted to $0 and $62,074,189, respectively.

Conversion

Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $100,000,000 of gross proceeds to the Company at a price of at least $21.00 per share of common stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

The conversion ratio of each series of Preferred Stock is determined by dividing the original issue price of each series by the conversion price of each series. The conversion price per share is $0.59 for Series A preferred stock, $1.44 for Series B preferred stock, $2.45 for Series C preferred stock and $8.09 for Series D preferred stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. Accordingly, as of December 31, 2021, each share outstanding of each series of Preferred Stock was convertible into shares of common stock on a one-for-seven basis. In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock at the applicable conversion ratios noted above.

Common Stock

As of December 31, 2022 and 2021, the Company authorized 80,000,000 and 70,000,000 shares of common stock, respectively, at $0.0001 par value.

Common stockholders have voting rights of one vote per share and are entitled to elect one director of the Company. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock, at applicable conversion ratios, into an aggregate of 29,291,321 shares of common stock.

During the year ended December 31, 2022, the Company issued 94,618 shares of common stock pursuant to exercises of stock options for proceeds of $91,843.

During the year ended December 31, 2021, the Company issued 41,055 shares of common stock pursuant to exercises of stock options for proceeds of $44,917.

As of December 31, 2022 and 2021, there were 41,516,589 and 12,165,650 shares issued and outstanding, respectively.

Ally Common Stock

During the year ended December 31, 2022, Ally issued common stock for net proceeds of $6,092,346. As a result of the transaction, the Company recorded an increase in additional paid-in capital of $7,074,485 and noncontrolling interests of $2,660,418, as well as a subscription receivable of $3,642,557.

8.    STOCK-BASED PAYMENTS

Common Stock Warrants

In connection with the Notes (see Note 6), the Company granted to the holders warrants to purchase common stock equal to the principal amount of the Notes divided by the warrant exercise price. As of December 31, 2022 and 2021, warrants for an aggregate of 2,539,173 shares of common stock were issued to the noteholders with an exercise price of $1.43 per share, expiring after 10 years. The fair value of the warrants was calculated under the Black-Scholes method, which was recorded as a discount to the Notes and was recognized under the effective interest method over the life of the Notes.

In 2022, the Company granted 61,213 warrants to purchase common stock with an exercise price of $2.94 per share and 17,926 warrants to purchase common stock with an exercise price of $8.04 per share. All warrants vested immediately with a term of 10 years.

In 2021, the Company granted 64,036 warrants to purchase common stock with an exercise price of $2.94 per share and 18,620 warrants with an exercise price of $8.09 per share. All warrants vested immediately with a term of 10 years, except for 12,432 warrants issued which will expire after 5 years.

Preferred Stock Warrants

In 2022, the Company issued 6,219 warrants to purchase Series E preferred stock in exchange for $5,000 monthly reduction to rental payments for 10 months. The warrants shall vest in 10 months with 622 warrants vesting per month. All warrants issued shall have a term of 10 years. As of December 31, 2022, 4,975 warrants vested and 1,244 warrants are expected to vest in 2023.

Summary

A summary of information related to warrants for the years ended December 31, 2022 and 2021 is as follows:

	Warrants	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2019	1,917,433	$1.43	$-
Granted	656,740	1.40
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2020	2,574,173	$1.42	$-
Granted	82,656	4.10
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2021	2,656,829	$-	$1,129,644
Granted	85,358	4.38
Exercised	-
Forfeited	-
Outstanding as of December 31, 2022	2,742,187	$1.60	$1,144,748

Exercisable as of December 31, 2022	2,740,943	$1.59	$1,140,992
Exercisable as of December 31, 2021	2,656,829	$-	$1,129,644

The Company recorded service expense of $66,462 and $50,589 for the years ended December 31, 2022 and 2021, respectively. In 2022, $40,000 was deducted to the lease liability upon vesting of 4,975 of warrants to purchase preferred stock.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of warrants granted:

	Year Ended
	December 31,
	2022	2021
Risk-free interest rate	2.83% - 4.45%	0.39% - 1.16%
Expected term (in years)	5 - 5.42	4.62
Expected volatility	70.00%	70.00%
Expected dividend yield	0%	0%

Super Volcano, Inc. 2016 Stock Plan

The Company has adopted the Super Volcano, Inc. 2016 Stock Plan (“2016 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2016 Plan was 3,264,842 shares as of December 31, 2022. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. As of December 31, 2022, there were 228,792 shares available for grant under the 2016 Plan. Stock options granted under the 2016 Plan typically vest over a four-year period.

Miso Robotics, Inc. 2017 Stock Plan

The Company has adopted the Miso Robotics, Inc. 2017 Stock Plan (“2017 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2017 Plan was 8,068,774 shares as of December 31, 2022. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options and restricted common stock comprise all of the awards granted since the 2017 Plan’s inception. As of December 31, 2022, there were 576,990 shares available for grant under the 2017 Plan. Stock options granted under the 2017 Plan typically vest over a four-year period.

A summary of information related to stock options for the years ended December 31, 2022 and 2021 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2017	529,406	$2.40	$640,334
Granted	272,262	9.51
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2018	801,668	$4.81	$2,790,432
Granted	3,990	10.02
Exercised	(2,130)	4.82
Forfeited	(383,958)	4.27
Outstanding as of December 31, 2019	2,936,990	$0.76	$-
Granted	1,897,287	0.85
Exercised	-	-
Forfeited	(83,566)	1.43
Outstanding as of December 31, 2020	4,750,711	$0.79	$659,781
Granted	2,436,581	1.07
Exercised	(41,055)	1.09
Forfeited	(520,485)	1.35
Outstanding as of December 31, 2021	6,625,752	$0.85	$6,716,453
Granted	2,588,869	1.86
Exercised	(94,618)	0.97
Forfeited	(871,767)	1.42
Outstanding as of December 31, 2022	8,248,236	$1.10	$9,695,024

Exerciseable as of December 31, 2022	4,574,380	$0.81	$7,018,026
Exerciseable as of December 31, 2021	3,308,269	$0.69	$3,881,139

	December 31,
	2022	2021
Weighted average grant-date fair value of options granted during year	$1.26	$0.71
Weighted average duration (years) to expiration of outstanding options at year-end	7.32	7.78

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Year Ended
	December 31,
	2022	2021
Risk-free interest rate	1.82%-4.36%	0.86%-1.32%
Expected term (in years)	7.00	5.0 - 7.0
Expected volatility	70.00%	70.00%
Expected dividend yield	0%	0%

The total grant-date fair value of the options granted during the years ended December 31, 2022 and 2021 was $3,259,046 and $1,723,442, respectively. Stock-based compensation expense for stock options of $984,429 and $490,791 was recognized under FASB ASC 718 for the years ended December 31, 2022 and 2021, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $3,580,582 and $2,114,117 as of December 31, 2022 and 2021, respectively, and will be recognized over a weighted average period of 1.6 years as of December 31, 2022.

Restricted Common Stock

As of December 31, 2022 and 2021, the Company had 2,129,015 and 2,164,015 restricted shares of common stock outstanding under the option plans, respectively. As of December 31, 2022 and 2021, 2,085,265 and 2,000,077 shares were vested, respectively. The Company recorded stock-based compensation expense of $12,113 and $38,275 in the consolidated statements of operations for the years ended December 31, 2022 and 2021, respectively. Total unrecognized compensation cost related to non-vested restricted common stock amounted to $2,563 and $11,988 as of December 31, 2022 and 2021, respectively, which is expected to be recognized in 2023.

Classification

Stock-based compensation expense was classified in the consolidated statements of operations as follows:

	Year Ended
	December 31,
	2022	2021
Research and development expenses	$665,116	$397,248
General and administrative expenses	331,426	182,407
	$996,542	$579,655

9.   INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, stock-based compensation expense, research and development, other GAAP to tax differences, and net operating loss carryforwards. As of December 31, 2022 and 2021, the Company had net deferred tax assets before valuation allowance of $27,026,815 and $10,124,807, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2022	2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$25,930,459	$9,431,263
Stock-based compensation	16,017	16,017
Research and development tax credit carryforwards	907,730	717,012
Depreciation timing difference	(24,665)	(39,485)
Lease liability	(81,576)	-
Cash to accrual	278,850	-
Valuation allowance	(27,026,815)	(10,124,807)
Net deferred tax assets (liabilities)	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2022 and 2021, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $27,026,815 and $10,124,807 were recorded as of December 31, 2022 and 2021, respectively. Valuation allowance increased by $16,902,008 and $3,087,390 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% for 2022 and 2021 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $92,739,253 and $33,740,922, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2018-2022 tax years remain open to examination.

10. RELATED PARTY TRANSACTIONS

In July 2022, the Company entered into a note receivable agreement with Future VC, LLC, a related party under common control, for a principal amount of $1,500,000. The note earns interest at 12% per annum and matures on the earlier of a) October 5, 2022 or b) at the closing of the next equity financing, at the Company’s election. The note earns interest at 17% per annum on the outstanding principal balance of the note and on all unpaid interest from the date of default, payable on demand. The Company received repayments totaling $850,000 in 2022. As of December 31, 2022, the outstanding balance was $675,000, including $650,000 in principal and $25,000 in loan origination fees. Interest income recognized in 2022 amounted to $91,800, including $25,000 in loan origination fees. As of December 31, 2022, interest receivable was $66,800. The outstanding loan and related accrued interest receivable was included as a contra-equity on the consolidated balance sheet as the amounts are still outstanding as of the issuance date of these financial statements.

As of December 31, 2022 and 2021, the Company had accounts payable with related parties under common control and management of $397,788 and $0, respectively.

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company’s operating lease agreements include kitchen facilities, office, lab and leased materials and finance lease agreements include equipment used in building robotic units.

The balances for the operating and finance leases are presented as follows within the consolidated balance sheet:

	December 31,
	2022	2021
Operating leases:
Operating lease right of use assets, net	$4,714,470	$-
Operating lease right of use liabilities, current portion	887,198	-
Operating lease right of use liabilities	3,887,988	-
Total operating lease liabilities	$4,775,186	$-

Finance leases:
Finance lease right of use assets, net	$5,799,640	$-
Finance lease right of use liabilities, current portion	1,721,760	-
Finance lease right of use liabilities	3,727,051	-
Total finance lease liabilities	$5,448,811	$-

The components of lease expenses are as follows within the consolidated statements of operations are as follows:

	Year Ended
	December 31,
	2022	2021
Operating lease expense:
Operating lease expense	$939,723	$275,554
Finance lease expense:
Amortization of right of use assets (cost of net revenue)	$236,799	$-
Amortization of right of use assets (general and administrative)	561,868	-
Interest on right of use liabilities	175,052	-
Total finance lease expense	973,719	-
Total lease expense	$1,913,442	$275,554

Supplemental cash flow information related to leases are as follows:

	Year Ended
	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$865,402	$-
Operating cash outflows from finance leases (interest payments)	$57,393	$-
Financing cash outflows from finance leases	$463,595	$-
Operating lease right of use assets obtained in exchange for operating lease liabilities	$5,492,907	$-
Finance lease right of use assets obtained in exchange for finance lease liabilities	$5,794,748	$-
Finance lease right of use assets obtained in exchange for interim rent	$803,559	$-

Supplemental balance sheet information related to leases are as follows:

	December 31,
	2022	2021
Weighted-average remaining lease term (in years)
Operating leases	4.94	n/a
Finance leases	2.33	n/a

Weighted-average discount rate
Operating leases	3.41%	n/a
Finance leases	12.12%	n/a

Maturities of lease liabilities as of December 31, 2022 are as follows:

Year Ended December 31,	Operating leases	Finance leases
2023	$1,036,458	$2,373,661
2024	1,019,791	2,475,780
2025	1,040,832	1,884,580
2026	1,022,788	-
2027	807,126	-
Thereafter	284,670	-
Total minimum lease payments	5,211,665	6,734,021
Less: imputed interest	(436,479)	(1,285,210)
Total lease obligations	4,775,186	5,448,811
Less: Current portion	887,198	1,721,760
Long-term portion of lease obligations	$3,887,988	$3,727,051

During the year ended December 31, 2022, certain finance leased assets were installed at customer locations.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

12. SUBSEQUENT EVENTS

On January 8, 2023, the Company filed its 8th Amended and Restated Certificate of Incorporation, which removed the features specified for preferred shares, such as the Series A to E preferred shares authorized, original issue price, conversion ratio and liquidation price.

On March 6, 2023, the Company filed a certificate of designation of Series A-1 Preferred Stock wherein 11,056,183 shares of authorized preferred stock are to be designated as Series A-1 Preferred Stock. The Series A-1 Original Issue Price shall mean $4.9779468. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series A-1 Original Issue Price by Series A-1 Conversion Price. Series A-1 Conversion Price shall initially be equal to Series A-1 Original Issue Price.

On March 10, 2023, the Company entered into a stock purchase agreement whereby the investor and the Company agrees to sell and issue 3,015,323 shares of Series A-1 Preferred Shares for a total purchase price of $15,000,000. As part of that agreement, Ecolab was also issued warrants to purchase up to 3,015,323 shares of Series A-1 Preferred Stock (at a per share price of $4.97) or other preferred stock. If the warrants are exercised for the latter, then the price per share shall be the number of shares equal to $15,000,001.67 divided by the lesser of the “original issue price” of such other preferred stock and $4.9745920, in each case, prior to (or in connection with) the expiration of these warrants, which will no longer be exercisable as of 5:00 p.m., Pacific time, on March 10, 2033.

In April 2023, the Company issued 24,265 warrants to purchase Series E Preferred Stock with an exercise price of $4.25 per share. The warrants vest in tranches through February 2024.

Management has evaluated subsequent events through July 7, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

MISO ROBOTICS, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023 AND 2022

MISO ROBOTICS, INC.

CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$11,617,714	$10,676,321
Accounts receivable, net	23,842	87,700
Inventory	2,171,596	2,308
Prepaid expenses and other current assets	454,827	355,541
Total current assets	14,267,979	11,121,870
Property and equipment, net	1,092,873	1,329,036
Operating lease right of use assets, net	4,204,877	4,714,470
Finance lease right of use assets, net	4,993,434	5,799,640
Restricted cash	1,174,489	1,174,489
Deposits and other assets	2,230,952	805,634
Total assets	$27,964,604	$24,945,139

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,473,686	$3,825,888
Accounts payable, related party	500,288	397,788
Accrued expenses and other current liabilities	280,563	361,313
Operating lease right of use liabilities, current portion	946,322	887,198
Finance lease right of use liabilities, current portion	1,913,826	1,721,760
Total current liabilities	6,114,685	7,193,947
Future equity obligations	259,344	241,053
Operating lease right of use liabilities	3,364,666	3,887,988
Finance lease right of use liabilities	2,746,230	3,727,051
Total liabilities	12,484,925	15,050,039

Commitments and contingencies

Stockholders' equity:
Series A-1 preferred stock, $0.0001 par value, 11,056,183 and 0 shares authorized as of June 30, 2023 and December 31, 2022, 3,015,323 and 0 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	302	-
Undesignated Preferred stock, $0.0001 par value, 628,619 shares authorized as of June 30, 2023	-	-
Common stock, $0.0001 par value, 80,000,000 shares authorized; 41,516,589 shares issued and outstanding as of both June 30, 2023 and December 31, 2022, 17,500 and 43,750 shares unvested as of June 30, 2023 and December 31, 2022, respectively	4,151	4,151
Additional paid-in capital	125,274,113	109,144,939
Subscription receivable	(3,679,482)	(4,272,401)
Loan and interest receivable, related parties	(745,173)	(741,800)
Accumulated deficit	(104,750,043)	(94,378,371)
Total stockholders' equity attributable to Miso	16,103,867	9,756,518
Noncontrolling interests	(624,188)	138,582
Total stockholders' equity	15,479,679	9,895,100
Total liabilities and stockholders' equity	$27,964,604	$24,945,139

See accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Six Months Ended June 30,
	2023	2022
Net revenue	$277,263	$82,600
Cost of net revenue	319,189	531,895
Gross profit (loss)	(41,926)	(449,295)

Operating expenses:
Research and development	259,338	10,156,692
Sales and marketing	356,810	5,045,508
General and administrative	11,087,138	5,198,291
Total operating expenses	11,703,286	20,400,491

Loss from operations	(11,745,212)	(20,849,786)

Other income (expense):
Interest expense	(156,151)	-
Interest income	367,847	9,896
Other income	3,398	66,290
Total other income (expense), net	215,094	76,186

Provision for income taxes	-	-
Net loss	$(11,530,118)	$(20,773,600)

Net loss attributable to noncontrolling interests	(1,158,446)	(511,646)
Net loss attributable to Miso Robotics stockholders	$(10,371,672)	$(20,261,953)

Weighted average common shares outstanding - basic and diluted	41,516,589	12,176,517
Net loss per common share attributable to Miso Robotics stockholders - basic and diluted	$(0.25)	$(1.71)

See accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

UNAUDITED

	Series E Convertible		Series D Convertible		Series C Convertible		Series B Convertible		Series A Convertible		Series A-1				Additional		Loan and Interest		Stockholders' Equity		Total Stockholders'
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscription	Receivable,	Accumulated	Attributable	Noncontrolling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Related Parties	Deficit	to Miso	Interests	(Deficit)
Balances at December 31, 2021	-	$-	402,847	$40	1,518,093	$152	997,616	$100	769,784	$77	-	$-	12,165,650	$1,216	$66,182,996	$(1,188,848)	$-	$(51,477,045)	$13,518,688	$(50)	$13,518,638
Issuance of Series D preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,188,848	-	-	1,188,848	-	1,188,848
Issuance of Series E preferred stock	1,589,852	158	-	-	-	-	-	-	-	-	-	-	-	-	15,978,015	(6,875)	-	-	15,971,298	-	15,971,298
Issuance of common stock of subsidiary	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	209,922	209,922
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	21,733	2	16,476	-	-	-	16,478	-	16,478
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	507,358	-	-	-	507,358	-	507,358
Offering costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,267,881)	-	-	-	(1,267,881)	-	(1,267,881)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(20,261,953)	(20,261,953)	(511,646)	(20,773,600)
Balances at June 30, 2022 (unaudited)	1,589,852	$158	402,847	$40	1,518,093	$152	997,616	$100	769,784	$77	-	$-	12,187,383	$1,218	$81,416,964	$(6,875)	$-	$(71,738,998)	$9,672,836	$(301,775)	$9,371,061

Balances at December 31, 2022	-	$-	-	$-	-	$-	-	$-	-	$-	-	$-	41,516,589	$4,151	$109,144,939	$(4,272,401)	$(741,800)	$(94,378,371)	$9,756,518	$138,582	$9,895,100
Issuance of Series A-1 preferred stock	-	-	-	-	-	-	-	-	-	-	3,015,323	302	-	-	15,014,700	-	-	-	15,015,001	-	15,015,001
Collection of subscription receivable	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	592,919	-	-	592,919	-	592,919
Issuance of common stock of subsidiary	-	-	-	-	-	-	-	-	-	-	-	-	-	-	501,956	-	-	-	501,956	395,676	897,632
Repayment of loan, and interest to related party	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,373)	-	(3,373)	-	(3,373)
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	640,000	-	-	-	640,000	-	640,000
Warrants issued for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	14,000	-	-	-	14,000	-	14,000
Offering costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(41,482)	-	-	-	(41,482)	-	(41,482)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(10,371,672)	(10,371,672)	(1,158,446)	(11,530,118)
Balances at June 30, 2023 (unaudited)	-	$-	-	$-	-	$-	-	$-	-	$-	3,015,323	$302	41,516,589	$4,151	$125,274,113	$(3,679,482)	$(745,173)	$(104,750,043)	$16,103,867	$(624,188)	$15,479,679

See accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(11,530,118)	$(20,773,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	640,000	507,358
Warrants issued for services	4,000	-
Services performed in connection with future equity obligations	18,291	-
Bad debt expense	-	-
Depreciation	237,618	168,325
Amortization of right of use assets	806,206	-
Changes in operating assets and liabilities:
Accounts receivable	63,858	(48,000)
Inventory	(2,169,288)	(3,660,351)
Prepaid expenses and other current assets	(99,286)	(248,720)
Interest receivable, related party	(41,204)	-
Accounts payable	(1,352,202)	2,704,388
Accounts payable, related party	102,500	-
Accrued expenses and other current liabilities	(80,750)	(1,736)
Operating lease right of use liabilities, net	45,395	-
Net cash used in operating activities	(13,354,980)	(21,352,335)
Cash flows from investing activities:
Purchases of property and equipment	(1,456)	(740,649)
Cash received from loan repayments	250,000	-
Issuance of loan to related parties	(212,169)	-
Deposits and other assets	(1,425,318)	(1,921,519)
Net cash used in investing activities	(1,388,943)	(2,662,168)
Cash flows from financing activities:		-
Proceeds from issuance of preferred stock	-	17,160,146
Issuance of common stock of subsidiary, net of offering costs	897,632	209,922
Proceeds from capital lease facility	-	2,221,295
Repayment of finance lease right of use liabilities	(778,755)	-
Proceeds from issuance of Series A-1 preferred stock	15,015,002	-
Collection of subscription receivable	592,919	-
Exercise of stock options	-	16,478
Offering costs	(41,482)	(848,752)
Net cash provided by financing activities	15,685,316	18,759,088
Net change in cash, cash equivalents and restricted cash	941,393	(5,255,415)
Cash and cash equivalents at beginning of period	11,850,810	13,742,525
Cash, cash equivalents and restricted cash at end of period	$12,792,203	$8,487,110

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash financing activities:
Subscription receivable on Series D preferred stock	$-	$-
Subscription receivable on common stock	$(592,919)	$-
Right of use asset	$-	$6,309,488

Supplemental disclosure of non-cash operating activities:
Warrants issued as payment for operating lease liability	$10,000	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1.	NATURE OF OPERATIONS

Miso Robotics, Inc. (the “Company”) was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware. The Company changed its name to Miso Robotics, Inc. on October 3, 2016. The Company develops and manufactures artificial intelligence-driven robots that assist chefs to make food at restaurants. The Company is headquartered in Pasadena, California.

In November 2021, the Company became a founding stockholder in Ally Robotics, Inc., (“Ally”) a Delaware corporation whereby the Company was issued 6,600,000 shares of Ally’s common stock in exchange for a 93% interest in Ally. As such, Ally became a subsidiary of the Company (see Note 3). As of June 30, 2023, the Company holds 55.92% interest in Ally. Ally was formed to build affordable, safe, lightweight, and smart robotic arms for the restaurant industry.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $11,530,118 and $20,773,600 for the six months ended June 30, 2023 and 2022, respectively, and has incurred negative cash flows from operations for the six months ended June 30, 2023 and 2022. As of June 30, 2023, the Company had an accumulated deficit of $104,750,043 and cash of $11,617,714, relative to negative operating cash flows of $13,354,980 in June 30, 2023. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Principles of Consolidation

These consolidated financial statements include the accounts of Miso Robotics and Ally since November 30, 2021. All inter-company transactions and balances have been eliminated in consolidation.

Stock Split

On January 11, 2022, the Company effected a 7-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Unaudited Interim Financial Information

The unaudited interim consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP for interim consolidated financial information, within the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods presented and of the consolidated financial condition as of the date of the interim consolidated balance sheet. The financial data and the other information disclosed in these notes to the interim consolidated financial statements related to the six-month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year.

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2022.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the valuations of common stock, stock options and lease accounting inputs. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. At June 30, 2023 and December 31, 2022, all of the Company's cash and cash equivalents were held at one accredited financial institution. As of June 30, 2023 and December 31, 2022, the Company had cash of $11,116,844 and $10,175,451, respectively, in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

The Company established a letter of credit to one of its banks amounting to $1,174,489, which was included as non-current restricted cash on the consolidated balance sheet as of June 30, 2023. This letter of credit is a requirement of one of its operating lease agreements.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Accounts Receivable

Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of June 30, 2023 and December 31, 2022, the Company had an allowance for doubtful accounts of $16,875 and $16,875, respectively.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the specific identification cost method. As of June 30, 2023, inventory consisted of robotic raw materials purchased from the Company’s suppliers. As of December 31, 2021, inventory included raw materials as well as work in progress and finished robotic units. In 2022, finished goods were transferred to property and equipment due to a change in management’s intended use of these assets. As of December 31, 2021, there were $215,604 in inventory deposits for materials that the Company has not yet received. This amount is included in prepaid expenses and other current assets in the consolidated balance sheets. Management reviews its inventory for obsolescence and impairment as it is determined necessary.

Inventory consists of the following:

	June 30,	December 31,
	2023	2022
Raw materials	$2,282	$2,308
Work in progress	2,169,314	-
	$2,171,596	$2,308

The following inventory was financed from two lenders in 2022, which were sold and leased back under a finance lease. As such, the inventory was classified as right of use assets in the consolidated balance sheets as of December 31, 2022 and were depreciated over the lease term (see Note 11).

Raw materials	$70,871
Work in progress	2,199,082
Finished goods	145,671
$2,415,624

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computer equipment and software	2 - 3 years
Kitchen equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of lease term or 5 years
Robotic units	Shorter of lease term or 7 years

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations loss in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future discounted cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets during the six months ended June 30, 2023 or 2022.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the consolidated balance sheet.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019 using the modified retrospective transition approach applied to all contracts. Therefore, the reported results for the six months ended June 30, 2023 and 2022 reflect the application of ASC 606. Management determined that there were no retroactive adjustments necessary to revenue recognition upon the adoption of the ASU 2014-09. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied, adjusting for recognition of credits when performance I recognized unsatisfactorily.

Revenue is recognized with the service provided by the hardware and software at the customer location. The Master Service Agreement specifies the amount that the Company expects to receive in exchange for those services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company derives its revenue from hardware installation and hardware and software usage, as well as consulting services. Sales tax is collected on sales in California and these taxes are recorded as a liability until remitted. For the year ended June 30, 2023, the Company applied credits totaling $48,100 against the 2023 agreements to reduce the recognized revenues as consideration to the Company’s customers for unsatisfactory performance on the Company’s agreements.

Hardware Installation

The Company satisfies its performance obligation and revenue is recorded at the point in time when hardware is installed at the customer’s location. The Company retains ownership of the installed hardware, including all improvements, enhancements, modifications, and all intellectual rights thereto. The Company invoices customers upon delivery of the hardware, and payments from such customers are due upon invoicing. Installation fees that have been paid but performance obligations have not been satisfied are recorded as deferred revenue.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Hardware and Software Usage

Hardware and Software usage fees are recognized as revenue as the performance obligation is satisfied over time. Revenue is recognized monthly over the life of the contract. Service fees that have been invoiced or paid but performance obligations have not been met are recorded as deferred revenue.

Hardware

The Company changed its revenue model in 2022 such that it no longer intends to have hardware revenue from sales of its products. The Company no longer intends to sell its hardware and does not expect any revenue from this category going forward.

Each product sold to a customer typically represents a distinct performance obligation. The Company satisfies its performance obligation and revenue is recorded at the point in time when products are installed as the Company has determined that this is the point that control transfers to the customer. The Company invoices customers upon delivery of the products, and payments from such customers are due upon invoicing. Orders or set-up fees that have been paid but performance obligations have not been met are recorded to deferred revenue.

Consulting

Consulting services are recognized at the point in time when the performance obligation has been completed.

Disaggregation of Revenue

The following table presents the Company's revenue disaggregated by revenue source:

	Six Months Ended
	June 30,
	2023	2022
Hardware installation fees	$98,000	$10,000
Hardware & software usage fees	179,263	72,600
Consulting services	-	-
	$277,263	$82,600

Significant Judgements

The Company estimates warranty claims reserves based on historical results and research and determined that a warranty reserve was not necessary as of June 30, 2023 and December 31, 2022.

Contract Balances

The Company invoices customers based upon contractual billing schedules, and accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities represent a set-up fee prepayment received from a customer in advance of performance obligations met.

As of June 30, 2023 or December 31, 2022, accounts receivable did not include any amount in unbilled receivables.

Cost of Net Revenues

Cost of net revenues consists primarily of leased inventory as amortization of Right of Use Asset for parts used in building machines leased to customers. Costs also include tooling and supplies, allocations of facility costs, contractors, freight and delivery, licenses and certifications, and allocations of personnel time in assembly, installation, and servicing.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the six months ended June 30, 2023 and 2022 amounted to approximately $49,000 and $4,191,000, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

For the periods ended June 30, 2023 and June 30, 2022, two customers accounted for a total of 83% and 54% of the Company’s revenue, respectively. As of June 30, 2023, two customers accounted for 73%  and 10%   of the Company’s accounts receivable. As of June 30, 2022, two customers accounted for 47%  and 30% of the Company’s accounts receivable.

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its consolidated balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Noncontrolling Interests

Noncontrolling interests are classified as a separate component of equity in the Company's consolidated balance sheets and statements of changes in stockholders’ equity. Net income (loss) and comprehensive income (loss) attributable to non-controlling interests are reflected separately from consolidated net income (loss) and comprehensive income (loss) in the consolidated statements of comprehensive income (loss) and statements of changes in stockholders’ equity. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss. The Company has noncontrolling interests via its subsidiary Ally Robotics.

During the six months ended June 30, 2023 and 2022, the Company recorded a loss of $1,158,446 and $511,646, respectively, attributable to noncontrolling interests.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2023 and December 31, 2022, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of June 30, 2023 and 2022 are as follows:

Anti-Dilutive Effect

	Six Months Ended
	June 30,
	2023	2022
Series A-1 Preferred Stock (convertible to common stock)	3,015,323	-
Series A Preferred Stock (convertible to common stock)*	-	769,784
Series B Preferred Stock (convertible to common stock)*	-	997,616
Series C Preferred Stock (convertible to common stock)*	-	1,518,093
Series D Preferred Stock (convertible to common stock)*	-	402,847
Series E Preferred Stock (convertible to common stock)*	-	1,589,852
Warrants	2,766,452	2,656,829
Options to purchase common stock	6,227,539	8,665,634
Total potentially dilutive shares	12,009,314	16,600,655

*In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock at applicable conversion ratios.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016 02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit. The Company elected the package of practical expedients available for existing contracts, which allowed the Company to carry forward our historical assessments of lease identification, lease classification, and initial direct costs and did not require retrospective application. The Company also elected a policy to not apply the recognition requirements of ASC 842 for short-term leases with a term of 12 months or less.

At the commencement date, the Company classifies each lease either as operating lease or finance lease. A lease is a finance lease when it meets any of the following criteria:

a. The lease transfers ownership of the underlying asset to the lessee by the end of the lease term.

b. The lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

c. The lease term is for the major part of the remaining economic life of the underlying asset. However, if the commencement date falls at or near the end of the economic life of the underlying asset, this criterion shall not be used for purposes of classifying the lease.

d. The present value of the sum of the lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the underlying asset.

e. The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

An operating lease is a lease other than a finance lease.

Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make payments arising from the lease. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments: (a) fixed payments (including in substance fixed payments), less any lease incentives, (b) variable lease payments that are based on an index or a rate, (c) the exercise price of an option to purchase the underlying asset if the lessee is reasonable certain to exercise that option, (d) payments for penalties for terminating the lease if the lease term reflects the lessee exercising an option to terminate the lease, (e) fees paid by the lessee to the owners of a special-purpose entity for structuring transaction, and (f) amounts expected to be payable by the lessee under residual value guarantees. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Company’s incremental borrowing rate. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date. ROU assets are measured at cost comprising the following: (a) the amount of the initial measurement of lease liability, (b) any lease payments made at or before the commencement date less any lease incentives received, and (c) any initial direct costs.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the ROU asset and lease liability when they are at our discretion and considered reasonably certain of being exercised.

After the commencement date, the operating lease liability is measured at the present value of the lease payments not yet paid using the interest rate established at commencement date (unless the rate has been updated after the commencement date). The operating ROU asset is measured at the amount of lease liability, adjusted for, unless the ROU asset has been previously impaired: a) prepaid or accrued lease payments, b) the remaining balance of any lease incentives received, and (c) unamortized initial direct costs. The finance lease liability is measured by increasing the carrying amount to reflect interest on the lease liability and reducing the carrying amount to reflect the lease payments made during the period. The lessee shall determine the interest on the lease liability in each period during the lease term as the amount that produces a constant periodic discount rate on the remaining balance of the liability, taking into consideration the reassessment requirements in. The finance lease ROU asset is measured at cost less any accumulated amortization and any accumulated impairment losses, taking into consideration the reassessment requirements. The finance lease ROU asset is being amortized on a straight-line basis, unless another systematic basis is appropriate over its estimated useful life or lease term, whichever is shorter.

Recently Adopted Accounting Pronouncements

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted ASU 2020-06 on January 1, 2022.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	June 30,	December 31,
	2023	2022
Computer equipment and software	$368,496	$356,540
Kitchen and lab equipment	210,333	220,833
Furniture and fixtures	173,068	173,068
Leasehold improvements	1,262,324	1,262,324
	2,014,221	2,012,765
Less: Accumulated depreciation	(921,347)	(683,729)
	$1,092,873	$1,329,036

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Depreciation and amortization expense of $237,618 and $168,325 for the six months ended June 30, 2023 and 2022, respectively, were included in operating expenses in the consolidated statements of operations.

In 2022, robotic units financed from two lenders amounted to $6,598,307, which were classified as finance lease ROU assets in the consolidated balance sheets as of December 31, 2022 (see Note 11).

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30,	December 31,
	2022	2022
Accrued personnel costs	$105,195	$361,262
Other	175,368	51
	$280,563	$361,313

5.	DEBT

Venture Debt

In September 2019, the Company issued six senior secured promissory notes (the “2019 Notes”) for an aggregate principal amount of $2,744,667. In 2020, the Company received an additional $889,982 (collectively the “Notes”) in proceeds from three additional notes with the same terms with a maturity date of September 2021. Upon a vote of the majority in principal amount, the Notes are subject to automatic conversion upon an equity financing of common or preferred stock of proceeds of $2,000,000. Upon the future equity financing, the outstanding principal and any unpaid accrued interest shall automatically convert at a conversion price of 80% of the lowest price per share of the equity securities sold in the future equity financing. The noteholders may elect to convert the principal and any unpaid accrued interest at any time into the type of equity securities issued in the Company’s most recently completed equity financing of proceeds of $2,000,000. The noteholders may convert the principal and unpaid accrued interest at a conversion price of 80% of the price per share of the equity securities sold in the completed equity financing. Prepayments are allowed, subject to various provisions, including an initial minimum payment amount of $500,000 and additional increments of $100,000. Upon the occurrence of an event of default, the Notes shall accrue interest at 13% per annum. The Notes are senior to all other debts and obligations of the Company, were collateralized by all assets of the Company. In conjunction with the Notes, the Company incurred fees of $6,703, which were recorded as a discount to the Notes and are amortized under the effective interest method to interest expense over the life of the Notes. During the year ended December 31, 2021, $3,219 was amortized to interest expense.

The Company recognized a beneficial conversion feature with respect to the voluntary conversion rights of the noteholders. The beneficial conversion feature was initially valued at a fair value of $697,749 for the 2019 Notes and $346,463 for the 2020 Notes, and was recorded as a discount to the note payable balance that is being amortized under the effective interest method over the life of the notes.

In April 2021, the Company converted principal of $2,422,148 and accrued interest of $272,658 of venture debt to Series C Preferred Stock at a per share price of $13.728, a 20% discount to the offering per share price of $17.16, into 196,300 shares of Series C Preferred Stock. In March 2021, the Company repaid $1,394,257, comprised of principal of $1,212,500 and accrued interest of $181,757, of venture debt to Rise of Miso, LLC and another investor. In connection with the conversions and repayments, the Company amortized the remaining $670,943 of unamortized debt discount to interest expense for the year ended December 31, 2021.

The Notes bore interest at 10% per annum and incurred interest expense of $125,636 for the year ended December 31, 2021.

In connection with the Notes, the Company also granted to the holders warrants to purchase common stock equal to the principal amount of the Notes divided by the warrant exercise price. As of June 30, 2023 and December 31, 2022, there were warrants for an aggregate of 2,539,173 shares of common stock outstanding, which were issued to the noteholders with an exercise price of $1.43 per share, expiring after 10 years. As discussed in Note 8, these warrants were valued at $11,582 for the 2019 Notes and $123,968 for the 2020 Notes, and were recorded as a discount to the note payable balance that were amortized under the effective interest method over the life of the notes.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Future Equity Obligations

In July 2022, Ally entered into a Simple Agreement for Future Equity (“SAFE”) with a vendor who had performed research and development services for Ally under a separate statement of work agreement. The aggregate purchase amount per the SAFE agreement was $241,053, which represented the outstanding payable to Ally for services performed.

In 2023, the Company entered into a SAFE totaling $18,291 for services. As of June 30, 2023, the outstanding balance of the SAFEs was $259,344.

The SAFE is convertible if and upon a preferred stock equity financing, where the SAFE will automatically convert into shares of the preferred stock in the triggering round at a conversion price equal to the greater of: (1) the lowest share pricing in the triggering preferred stock equity financing; (2) the number of shares based upon a valuation of $25,000,000 on Ally’s fully diluted capitalization.

If and upon a liquidation event, the SAFE holder is entitled to either payment of the purchase amount or the amount that would be payable upon conversion of the SAFE to common stock at a valuation of $25,000,000 on Ally’s then fully diluted capitalization. This payment is senior to common stock and junior to debts in priority.

If and upon a dissolution event, the SAFE holder is entitled to payment of the purchase amount. This payment is senior to common stock and junior to debts in priority.

6.	STOCKHOLDERS’ EQUITY

Amended and Restated Certificate of Incorporation

On January 11, 2022, the Company amended its Certificate of Incorporation and effected a 7-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split. The Series A – D preferred stock conversion prices were proportionally adjusted as a result of the stock split. Furthermore, the Company increased its authorized shares of common and preferred stock to 80,000,000 shares and 11,684,802 shares, respectively.

Convertible Preferred Stock

On March 8, 2023, the Company filed a certificate of designation of Series A-1 Preferred Stock wherein 11,048,732 shares of authorized preferred stock are to be designated as Series A-1 Preferred Stock. The Series A-1 Original Issue Price shall mean $4.9779468. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Series A-1 Original Issue Price by Series A-1 Conversion Price. Series A-1 Conversion Price shall initially be equal to Series A-1 Original Issue Price.

In January, 2023, the Company filed its 8th Amended and Restated Certificate of Incorporation, which removed the features specified for preferred shares, such as the Series A to E preferred shares authorized, original issue price, conversion ratio and liquidation price.

The Company has issued Series A-1 convertible preferred stock (collectively referred to as “Preferred Stock”). As of June 30, 2023, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 11,684,802 shares of Preferred Stock, of which 11,056,183 shares were designated as Series A-1 Preferred Stock and the remaining 628,619 shares were undesignated. The Preferred Stock have a par value of $0.0001 per share.

In March, 2023, the Company entered into a stock purchase agreement whereby the Company issued 3,015,323 shares of Series A-1 Preferred Shares for a total purchase price of $15,000,000.

During the six months ended June 30, 2023, the Company collected $592,919 of subscription receivable.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

In 2022, the Company completed a Regulation A+ and Regulation D offerings of Series E preferred stock and issued 3,470,259 shares for gross proceeds of $36,269,524. In connection with the raise, the Company incurred offering costs of $1,585,284, and as of June 30, 2023, the Company had a subscription receivable of $629,844 pertaining to the offering. The Company originally issued the shares at a price of $10.05 per share (“Series E Original Issue Price”).

In 2022, the Company received $1,349,987 in proceeds from completion of its offering of Series D preferred stock, including collection of the $1,188,848 in a subscription receivable as of December 31, 2021. The Company also incurred offering costs of $150,549 in 2022.

In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock, at applicable conversion ratios, into an aggregate of 29,291,321 shares of common stock.

As of June 30, 2023 and December 31, 2022, 3,015,323 and 0 shares of Series A-1 preferred stock were issued and outstanding, respectively.

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

The holders of Series B preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. The holders of Series A preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of other classes of capital stock unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Preferred Stock on an as-converted basis.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the Series B, Series C, Series D and Series E stockholders, on a pari passu basis, shall be entitled to a liquidation preference equal to the greater of (i) the original issuance price applicable to each series, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series B, Series C, Series D, and Series E preferred stock been converted into common stock. Upon this completion, the Series A-1 and Series A stockholders will then be entitled to a liquidation preference in the same manner. After the payment of all preferential amounts to preferred stockholders, the remaining assets available for distribution shall be distributed among common stockholders on a pro-rata basis. The liquidation preference per share for Series A-1, Series A, Series B, Series C, Series D and Series E preferred stock are $4.98, $4.1108, $10.0744, $17.16, $56.62 and $10.05 respectively.

The total liquidation preferences as of June 30, 2023 or December 31, 2022 amounted to $0.

Conversion

Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $100,000,000 of gross proceeds to the Company at a price of at least $21.00 per share of common stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

The conversion ratio of each series of Preferred Stock is determined by dividing the original issue price of each series by the conversion price of each series. The conversion price per share is $0.59 for Series A preferred stock, $1.44 for Series B preferred stock, $2.45 for Series C preferred stock and $8.09 for Series D preferred stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. Accordingly, as of December 31, 2021, each share outstanding of each series of Preferred Stock was convertible into shares of common stock on a one-for-seven basis. In 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock at the applicable conversion ratios noted above.

Common Stock

As of June 30, 2023, the Company authorized 80,000,000 shares of common stock at $0.0001 par value.

Common stockholders have voting rights of one vote per share and are entitled to elect one director of the Company. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

During the year ended December 31, 2022, the Company converted its Series A, B, C, D and E preferred stock into common stock, at applicable conversion ratios, into an aggregate of 29,291,321 shares of common stock.

During the year ended December 31, 2022, the Company issued 94,618 shares of common stock pursuant to exercises of stock options for proceeds of $91,843.

As of June 30, 2023 and December 31, 2022, there were 41,516,589 shares issued and outstanding..

Ally Common Stock

During the six months ended June 30, 2023, Ally issued common stock for net proceeds of $781,159. As a result of the transaction, the Company recorded an increase in additional paid-in capital of $501,956 and noncontrolling interests of $395,676.

During the year ended December 31, 2022, Ally issued common stock for net proceeds of $6,092,346. As a result of the transaction, the Company recorded an increase in additional paid-in capital of $7,074,485 and noncontrolling interests of $2,660,418, as well as a subscription receivable of $3,642,557.

Warrants

On March 10, 2023, Ecolab was issued warrants to purchase up to 3,015,323 shares of Series A-1 Preferred Stock (at a per share price of $4.97) or other preferred stock. If the warrants are exercised for the latter, then the price per share shall be the number of shares equal to $15,000,001.67 divided by the lesser of the “original issue price” of such other preferred stock and $4.9745920, in each case, prior to (or in connection with) the expiration of these warrants, which will no longer be exercisable as of 5:00 p.m., Pacific time, on March 10, 2033.

7.	STOCK-BASED PAYMENTS

Common Stock Warrants

In connection with the Notes (see Note 6), the Company granted to the holders warrants to purchase common stock equal to the principal amount of the Notes divided by the warrant exercise price. As of June 30, 2023 and December 31, 2022, warrants for an aggregate of 2,539,173 shares of common stock were issued to the noteholders with an exercise price of $1.43 per share, expiring after 10 years. The fair value of the warrants was calculated under the Black-Scholes method, which was recorded as a discount to the Notes and was recognized under the effective interest method over the life of the Notes.

In 2022, the Company granted 61,213 warrants to purchase common stock with an exercise price of $2.94 per share and 17,926 warrants to purchase common stock with an exercise price of $8.04 per share. All warrants vested immediately with a term of 10 years.

In 2021, the Company granted 64,036 warrants to purchase common stock with an exercise price of $2.94 per share and 18,620 warrants with an exercise price of $8.09 per share. All warrants vested immediately with a term of 10 years, except for 12,432 warrants issued which will expire after 5 years.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Preferred Stock Warrants

During the six months ended June 30, 2023, the Company issued 24,265 warrants to purchase common stock with an exercise price of $4.25 per share. The warrants shall vest in 10 months. All warrants issued shall have a term of 10 years. As of June 30, 2023, 4,839 warrants vested and 19,356 warrants are expected to vest up to February 2024.

In 2022, the Company issued 6,219 warrants to purchase Series E preferred stock in exchange for $5,000 monthly reduction to rental payments for 10 months. The warrants shall vest in 10 months with 622 warrants vesting per month. All warrants issued shall have a term of 10 years. As of June 30, 2023, all warrants were vested.

On March 10, 2023, Ecolab was issued warrants to purchase up to 3,015,323 shares of Series A-1 Preferred Stock (at a per share price of $4.97) or other preferred stock. If the warrants are exercised for the latter, then the price per share shall be the number of shares equal to $15,000,001.67 divided by the lesser of the “original issue price” of such other preferred stock and $4.9745920, in each case, prior to (or in connection with) the expiration of these warrants, which will no longer be exercisable as of 5:00 p.m., Pacific time, on March 10, 2033.

Summary

A summary of information related to warrants for the six months ended June 30, 2023 is as follows:

	Warrants	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2022	2,742,187	$1.60	$1,144,748
Granted	3,039,588	4.96
Exercised	(3,015,323)	4.97
Forfeited	-
Outstanding as of June 30, 2023	2,766,452	$1.62	$1,144,748

Exercisable as of June 30, 2023	2,747,040	$1.63	$1,144,748
Exercisable as of December 31, 2022	2,740,943	$1.59	$1,140,992

The Company recorded service expense of $4,000 and $0 for the six months ended June 30, 2023 and 2022, respectively. During the six months ended June 30, 2023, $10,000 was deducted to the lease liability upon vesting of 1,244 of warrants to purchase preferred stock.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of warrants granted:

	Six Months Ended
	June 30,
	2023	2022
Risk-free interest rate	3.50%	2.83% - 4.45%
Expected term (in years)	5.2	5 - 5.42
Expected volatility	70.00%	70.00%
Expected dividend yield	0%	0%

Super Volcano, Inc. 2016 Stock Plan

The Company has adopted the Super Volcano, Inc. 2016 Stock Plan (“2016 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2016 Plan was 3,264,842 shares as of June 30, 2023. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. As of June 30, 2023, there were 637,292 shares available for grant under the 2016 Plan. Stock options granted under the 2016 Plan typically vest over a four-year period.

Miso Robotics, Inc. 2017 Stock Plan

The Company has adopted the Miso Robotics, Inc. 2017 Stock Plan (“2017 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2017 Plan was 8,068,774 shares as of June 30, 2023. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options and restricted common stock comprise all of the awards granted since the 2017 Plan’s inception. As of June 30, 2023 there were 2,412,127 shares available for grant under the 2017 Plan. Stock options granted under the 2017 Plan typically vest over a four-year period.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

A summary of information related to stock options for the six months ended June 30, 2023 is as follows:

	Options	Weighted Average Exercise Price	Instrinsic Value
Outstanding as of December 31, 2022	8,248,236	$1.10	$9,695,024
Granted	332,000	1.86
Exercised	-	-
Forfeited	(2,352,697)	1.39
Outstanding as of June 30, 2023	6,227,539	$1.04	$9,312,038

Exerciseable as of June 30, 2023	4,180,260	$0.85	$6,869,600
Exerciseable as of December 31, 2022	4,574,380	$0.81	$7,018,026

	June 30,	December 31,
	2023	2022
Weighted average grant-date fair value of options granted during period	$1.23	$1.26
Weighted average duration (years) to expiration of outstanding options at June 30, 2023	6.59	7.32

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Six Months Ended
	June 30,
	2023	2022
Risk-free interest rate	3.45%-3.63%	1.82%-2.89%
Expected term (in years)	6.30	7.00
Expected volatility	70.00%	70.00%
Expected dividend yield	0%	0%

The total grant-date fair value of the options granted during the six months ended June 30, 2023 and 2022 was $407,679 and $2,770,346, respectively. Stock-based compensation expense for stock options of $638,462 and $505,826 was recognized under FASB ASC 718 for the six months ended June 30, 2023 and 2022, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $3,587,517 and $3,580,582 as of June 30, 2023 and December 31, 2022, respectively, and will be recognized over a weighted average period of 1.43 years as of June 30, 2023.

Restricted Common Stock

As of June 30, 2023 and December 31, 2022, the Company had 1,917,475 and 2,129,015 restricted shares of common stock outstanding under the option plans, respectively. As of June 30, 2023 and December 31, 2022, 2,111,515 and 2,085,265 shares were vested, respectively. The Company recorded stock-based compensation expense of $1,538 and $1,532 in the consolidated statements of operations for the six months ended June 30, 2023 and 2022, respectively. Total unrecognized compensation cost related to non-vested restricted common stock amounted to $1,025 and $2,563 as of June 30, 2023 and December 31, 2022, respectively, which is expected to be recognized in 2023.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

Classification

Stock-based compensation expense was classified in the consolidated statements of operations as follows:

	Six Months Ended
	June 30,
	2023	2022
Research and development expenses	$427,151	$350,077
General and administrative expenses	212,849	157,281
	$640,000	$507,358

8.	RELATED PARTY TRANSACTIONS

In July 2022, the Company entered into a note receivable agreement with Future VC, LLC, a related party under common control, for a principal amount of $1,500,000. The note earns interest at 12% per annum and matures on the earlier of a) October 5, 2022 or b) at the closing of the next equity financing, at the Company’s election. The note earns interest at 17% per annum on the outstanding principal balance of the note and on all unpaid interest from the date of default, payable on demand. The Company received repayments totaling $250,000 during the six months ended June 30, 2023. As of June 30, 2023 and December 31, 2022, the outstanding balance was $425,000, including $400,000 in principal and $25,000 in loan origination fees and $675,000, including $650,000 in principal and $25,000 in loan origination fees, respectively. Interest income recognized during the six months ended June 30, 2023 amounted to $41,204. As of June 30, 2023 and December 31, 2022, interest receivable was $108,004 and $66,800, respectively. The outstanding loan and related accrued interest receivable was included as a contra-equity on the consolidated balance sheet as the amounts are still outstanding as of the issuance date of these financial statements.

As of June 30, 2023 and December 31, 2022, the Company had accounts payable with related parties under common control and management of $500,288 and $397,788, respectively.

9.	COMMITMENTS AND CONTINGENCIES

Leases

The Company’s operating lease agreements include kitchen facilities, office, lab and leased materials and finance lease agreements include equipment used in building robotic units.

The balances for the operating and finance leases are presented as follows within the consolidated balance sheet:

	June 30,	December 31,
	2023	2022
Operating leases:
Operating lease right of use assets, net	$4,204,877	$4,714,470

Operating lease right of use liabilities, current portion	$946,322	$887,198
Operating lease right of use liabilities	3,364,666	3,887,988
Total operating lease liabilities	$4,310,988	$4,775,186

Finance leases:
Finance lease right of use assets, net	$4,993,434	$5,799,640

Finance lease right of use liabilities, current portion	$1,913,826	$1,721,760
Finance lease right of use liabilities	2,746,230	3,727,051
Total finance lease liabilities	$4,660,056	$5,448,811

During the year ended December 31, 2022, certain finance leased assets were installed at customer locations.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

MISO ROBOTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

10.	SUBSEQUENT EVENTS

On October 12, 2023, Miso completed a Regulation CF offering of Common Stock and issued 981,320 shares for gross proceeds of $4,877,160.40. Additionally, Miso issued 43,313 bonus shares. In connection with the raise, Miso incurred issuance costs of approximately $424,915.22 as of October 18, 2023. Miso issued the shares at a price per share of $4.97.